UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FibroGen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of FibroGen, Inc., a Delaware corporation (also referred to as “we,” “us,” “FibroGen,” and the “Company”). Due to ongoing health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held via live audio webcast on the internet. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/FGEN2022.

The Annual Meeting will be held on Thursday, June 16, 2022 at 8:00 a.m. Pacific Daylight Time for the following purposes:

1.	To elect our Class II director nominees, Suzanne Blaug, Benjamin F. Cravatt, Ph.D., and Jeffrey L. Edwards, to our board of directors to hold office until the 2025 annual meeting of stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
3.

To ratify the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

In light of ongoing public health concerns regarding the coronavirus pandemic, the Annual Meeting will be conducted online in a “virtual format” only (live audio webcast) in order to assist in protecting the health and well-being of our stockholders, directors and employees and to provide access to our stockholders regardless of geographic location. You will not be able to attend the Annual Meeting in person. We have designed the virtual format of the Annual Meeting to ensure that our stockholders who attend the meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

The record date for the Annual Meeting is April 18, 2022 (the “Record Date”). Only stockholders of record at the close of business on that date may vote by proxy or at the Annual Meeting (live audio webcast) or any adjournment thereof. Please see the attached proxy statement for information on how to vote by proxy and how to attend and vote at the Annual Meeting.

A list of our record stockholders entitled to vote as of the close of business on the Record Date will be available for review during regular business hours at our principal executive offices at 409 Illinois Street, San Francisco, California 94158 for ten days prior to the Annual Meeting for any legally valid purpose related to the Annual Meeting, and will available during the entire time of the Annual Meeting at www.virtualshareholdermeeting.com/FGEN2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting

The proxy statement and Annual Report on Form 10-K

are available at www.proxyvote.com.

By Order of the Board of Directors

Michael Lowenstein

Chief Legal Officer

San Francisco, California

April 28, 2022

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please vote online or by telephone prior to the Annual Meeting as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign, and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please review the section below “How do I vote?” for specific instructions on voting your shares before and during the Annual Meeting.

FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

The board of directors (the “Board”) of FibroGen, Inc. (also referred to as “we,” “us,” “FibroGen,” and the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the online Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, please vote online or by telephone as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign, and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting.

The proxy materials, including this proxy statement, proxy card or voting instruction card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022 and as amended on March 4, 2022 (“Annual Report on Form 10-K for the fiscal year ended December 31, 2021”), are being distributed and made available on or about April 28, 2022. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules and regulations adopted by the United States (“U.S.”) Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials online. Accordingly, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 28, 2022 to stockholders of record entitled to vote at the Annual Meeting. Stockholders will have the ability to access the proxy materials at www.proxyvote.com, on the website referred to in the Notice, or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy-voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you change such election.

Choosing to receive future proxy materials electronically will allow us to more rapidly provide you with the information you need, will conserve natural resources, and will reduce the costs of printing and mailing documents to you.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive the Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Notices are sent to stockholders who have not yet made an election to receive proxy materials by mail or electronically. Instructions on how to access the full set of proxy materials online or to request a paper copy may be found in the Notice. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you change such election.

Why did I receive a full set of proxy materials instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials to stockholders who have previously requested to receive them. If you would like to reduce the environmental impact of and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or access them online. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to www.proxyvote.com where you can access the proxy materials and enroll for online delivery of the proxy materials.

How do I attend the Annual Meeting?

You must be a stockholder of record or a beneficial holder of FibroGen shares of common stock at the close of business on April 18, 2022 to attend and vote at the Annual Meeting. The Annual Meeting will be held on Thursday, June 16, 2022 at 8:00 a.m. Pacific Daylight Time via live audio webcast that can be accessed at www.virtualshareholdermeeting.com/FGEN2022.

You will not be able to attend the Annual Meeting in person. If you wish to attend and vote at the Annual Meeting, you must have the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered to you) or the instructions that accompanied your proxy materials. Beneficial holders of FibroGen shares of common stock who do not receive a 16-digit control number from their bank or brokerage firm and who wish to attend the Annual Meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most banks or brokerage firms allow a stockholder to obtain a legal proxy either online or by mail.

Online check-in will begin at 7:45 a.m. Pacific Daylight Time on June 16, 2022. We recommend allowing ample time for the online check-in process. Additional information on who can vote and how to vote at the Annual Meeting is discussed below.

How do I ask questions during the Annual Meeting?

Our Annual Meeting will be conducted online in a “virtual format” only (live audio webcast) and has been designed to allow stockholders to submit questions and comments pertaining to the meeting’s business before and during the Annual Meeting. You may submit questions when online check-in begins at 7:45 a.m. Pacific Daylight Time on June 16, 2022 and during the Annual Meeting at www.virtualshareholdermeeting.com/FGEN2022. Company directors and key executive officers are expected to be available to answer questions. We will attempt to respond to as many inquiries pertaining to business properly brought before the Annual Meeting as time allows.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the online meeting website?

Technicians will be available to assist you with any technical difficulties you may have accessing the virtual website platform. If you encounter any difficulties accessing the virtual meeting platform during the check-in or meeting time, please call the number posted on www.virtualshareholdermeeting.com/FGEN2022.

If I cannot attend the Annual Meeting online, can I vote or listen to it later?

You may vote your shares electronically before the meeting by internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting webcast to vote if you submitted your vote via proxy, by internet or by telephone in advance of the Annual Meeting. A recording of the Annual Meeting, including the questions answered during the meeting, will be available on our investor relations website at https://investor.fibrogen.com for 30-days following the Annual Meeting.

Will a list of record stockholders as of the Record Date be available?

A list of our record stockholders entitled to vote as of the close of business on the Record Date will be available for review during regular business hours at our principal executive offices at 409 Illinois Street, San Francisco, California 94158 for ten days prior to the Annual Meeting for any legally valid purpose related to the Annual Meeting, and will available during the entire time of the Annual Meeting at www.virtualshareholdermeeting.com/FGEN2022.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2022 will be entitled to vote at the Annual Meeting. On the Record Date, there were 93,292,423 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2022 your shares were registered directly in your name with FibroGen’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote before or during the Annual Meeting or vote by proxy. You will need your 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered to you) or the instructions that accompanied your proxy materials in order to be able to vote during the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, we urge you to fill out and return your proxy card or vote by proxy online or by telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You will receive instructions from the stockholder of record that you must follow for your shares to be voted. You are also invited to attend the Annual Meeting. You will need your 16-digit control number included on your voting instruction form in order to be able to vote during the Annual Meeting. Beneficial holders of FibroGen shares who do not receive a 16-digit control number from their bank or brokerage firm and who wish to vote at the Annual Meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most banks or brokerage firms allow a stockholder to obtain a legal proxy either online or by mail.

What am I voting on?

There are three matters scheduled for a vote:

1.	To elect our Class II director nominees, Suzanne Blaug, Benjamin F. Cravatt, Ph.D., and Jeffrey L. Edwards, to the Board to hold office until the 2025 annual meeting of stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.
3.	To ratify the selection, by the audit committee of the Board, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal No. 1, you may either vote “For” each of our Class II director nominees to the Board or you may “Withhold” your vote for any Class II director nominee that you specify.

For Proposal No. 2, you may vote “For” or “Against,” or abstain from voting.

For Proposal No. 3, you may vote “For” or “Against,” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

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To vote online during the Annual Meeting, please visit www.virtualshareholdermeeting.com/FGEN2022. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered to you) or the instructions that accompanied your proxy materials. Once you have logged into the Annual Meeting, please follow the instructions to vote your shares. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions.

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To vote by telephone before the Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered you) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 15, 2022 to be counted.

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To vote using a proxy card before the Annual Meeting, simply complete, sign, and date the proxy card that you may request or that was delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote through the internet before the Annual Meeting, visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number included on your Notice, your proxy card (that you may request or that was delivered you) or the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 15, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the instructions in the Notice to ensure that your vote is counted. Please also note that since you are not the stockholder of record, you may only vote your shares during the Annual Meeting if you request and obtain a valid 16-digit control number from your broker, bank or other nominee. Beneficial owners who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/FGEN2022 to vote during the meeting.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What does it mean if I receive more than one set of proxy materials?

You should receive more than one set of proxy materials if your shares are registered under different names or held in different accounts as of the Record Date (for example, if you are both a stockholder of record and beneficial owner). Please follow the voting instructions and vote separately for each set of proxy card/materials you receive to ensure that all of your shares are voted. All of your shares may be voted at www.proxyvote.com regardless of which account they are registered or held in.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2022.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote online, by telephone, by mail (by requesting a paper proxy card or voting instruction card), and at the Annual Meeting.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may submit a subsequent proxy by telephone or through the internet (only your last telephone or internet proxy will be counted) before 11:59 p.m. Eastern Daylight Time on June 15, 2022.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 409 Illinois Street, San Francisco, California 94158; or
•	You may attend and vote at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/FGEN2022. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current vote (prior to the deadline) by internet, telephone or proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you must contact the organization holding your shares and follow their instructions for revoking or changing your vote.

When are stockholder proposals due for next year’s annual meeting of stockholders?

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board to be presented at the 2023 annual meeting of stockholders. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2022, to our Secretary at 409 Illinois Street, San Francisco, California 94158; provided, however, that if our 2023 annual meeting of stockholders is held before May 17, 2023 or after July 16, 2023, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2023 annual meeting of stockholders.

Our amended and restated bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting, provided that such proposal or nominee would not be included in next year’s proxy materials. Such proposals must comply with the requirements, including without limitation, the separate notice procedures, of our amended and restated bylaws. If you wish to submit such a proposal or nominate a director, written notice must be received by our Secretary no later than the close of business on March 18, 2023 nor earlier than the close of business on February 16, 2023; provided, however, that if our 2023 annual meeting of stockholders is held before May 17, 2023 or after July 16, 2023, then the proposal must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

How are votes counted?

Votes will be counted separately for each proposal by the inspector of election appointed for the Annual Meeting. For the proposal to elect directors, “For” and “Withhold” votes will be counted. With respect to Proposals No. 2 and No. 3, votes “For” and “Against” and abstentions will be counted, with abstentions having the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What if I return a proxy card or otherwise vote but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking a voting selection, your shares will be voted as follows:

•	“For” the election of each of the three Class II director nominees named in this proxy statement to serve on the Board (Proposal No. 1);
•	“For” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2); and
•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3).

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The New York Stock Exchange, “non -routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

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For Proposal No. 1, the election of directors, the three Class II director nominees to serve as Class II directors until the 2025 annual meeting of stockholders receiving the most “For” votes from the holders of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only “For” or “Withhold” votes will affect the outcome. Broker non-votes will have no effect on the outcome of Proposal No. 1.

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For Proposal No. 2, the advisory vote to approve the compensation of the Company’s named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 3, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present online at the Annual Meeting or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present online at the Annual Meeting or represented by proxy. On the Record Date, there were 93,292,423 shares of common stock outstanding and entitled to vote. Thus, the holders of 46,646,212 shares must be present online or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting online or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended report on Form 8-K to publish the final results.

Which proxy materials are available online?

The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance, or achievement to differ materially from those expressed or implied by these forward-looking statements.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “seeks,” “intends,” “strives,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including those outlined in our Annual Report on Form 10-K for the year ended December 31, 2021. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes: Class I, Class II, and Class III, with each class having a three-year term. Vacancies on the Board, unless the Board determines by resolution that any such vacancies shall be filled by stockholders, may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has 11 members. There are four directors in Class II whose term of office expires in 2022. The nominees for election to Class II, Suzanne Blaug, Benjamin F. Cravatt, Ph.D., and Jeffrey L. Edwards, are currently directors of the Company and were previously elected by our stockholders or appointed by the Board. If re-elected at the Annual Meeting, the Class II director nominees would serve until the 2025 annual meeting of stockholders and until their successors have been duly elected and qualified, or if sooner, until the director’s death, resignation, or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors then-elected and serving as directors attended the 2021 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present online at the Annual Meeting, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. The Class II director nominees receiving the three highest number of affirmative votes will be elected. Stockholders may not vote, or submit a proxy, for a greater number of Class II director nominees than the number of Class II director nominees named in this proxy statement. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Class II director nominees named below. If any Class II director nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that Class II director nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any Class II director nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING — CLASS II

Suzanne Blaug, age 64, has more than 30 years of strategic and commercial experience in the biopharmaceutical industry. She has successfully brought new drugs to market at the global, regional, and local country levels in multiple therapeutic areas including Oncology, Cardiovascular, Immunology, Nephrology, Infectious Diseases, Neurology, and Psychiatry. Ms. Blaug most recently served as Senior Vice President, Global Marketing and Commercial Development at Amgen Inc. from 2012 to 2018. From 2004 until 2012, she was at Johnson & Johnson, where she held several positions including Head of Janssen Alzheimer Immunotherapy, Vice President Strategic Marketing and New Business Development at Janssen Europe, and Area Managing Director – UK, Italy, and Greece. Ms. Blaug started her career at Bristol-Myers Squibb in 1983, where she held numerous marketing, strategic, and general management positions in the U.S., Europe, Australia, and New Zealand. Ms. Blaug is currently a senior advisor at McKinsey & Company, and she serves on the Healthcare at Kellogg Advisory Council at Northwestern University, as well as the Center for the Business of Healthcare Corporate Advisory Board at the University of North Carolina. Ms. Blaug received her Bachelor of Science degree from the University of North Carolina at Chapel Hill, and her Master of Business Administration degree from the Kellogg School of Management at Northwestern University. We believe Ms. Blaug is qualified to serve on the Board based on her vast commercial and strategic experience in the pharmaceutical industry.

Benjamin F. Cravatt, Ph.D., age 52, was appointed to the Board in August 2020. Dr. Cravatt is a Professor and the Norton B. Gilula Chair of Chemical Biology in the Department of Chemistry at The Scripps Research Institute. His research group is interested in developing chemical proteomic technologies that enable protein and drug discovery on a global scale and applying these methods to characterize biochemical pathways that play important roles in human physiology and disease. Dr. Cravatt joined the faculty at The Scripps Research Institute in 1997. Dr. Cravatt is an Associate Editor for Journal of the American Chemical Society and is a co-founder of Activx Biosciences, Abide Therapeutics, and Vividion Therapeutics. He serves on the Board of Directors of Vividion, Boundless Bio, and Autobahn Therapeutics. Dr. Cravatt’s honors include a Searle Scholar Award, the Eli Lilly Award in Biological Chemistry, a Cope Scholar Award, the ASBMB Merck Award, the RSC Jeremy Knowles Award, the AACR Award for Achievement in Chemistry in Cancer Research, and memberships in the American Academy of Arts and Sciences, National Academy of Inventors, National Academy of Medicine, and National Academy of Sciences. Dr. Cravatt obtained his undergraduate education at Stanford University, receiving a Bachelor of Science degree in the Biological Sciences and a Bachelor of Arts degree in History. He then received a Doctor of Philosophy degree from The Scripps Research Institute in 1996. We believe Dr. Cravatt is qualified to serve on the Board due to his extensive background in research and experience in founding companies as well as serving on advisory boards and boards of directors.

Jeffrey L. Edwards, age 61, was appointed to the Board in 2015 after Mr. Edwards retired from Allergan, Inc. which he joined in 1993 and where he served as Executive Vice President, Finance and Business Development, Chief Financial Officer from September 2005 to August 2014. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. In addition to serving on the board of directors of the Company, Mr. Edwards currently serves on the compliance committee, audit committee, and as compensation committee Chairman of Bio-Rad Laboratories, Inc., a publicly traded life sciences research and clinical diagnostic products company. Mr. Edwards serves on the board of directors, audit committee and nominating and corporate governance committee of Clearside Biomedical Inc., a publicly traded, clinical stage pharmaceutical company. Mr. Edwards also serves on the board of directors and compensation committee of Landec Corporation, a publicly traded company that focuses on products that advance health and wellness. Mr. Edwards received a Bachelor of Arts degree in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School. We believe that Mr. Edwards is qualified to serve on the Board due to his pharmaceutical industry experience and public financial expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING — CLASS III

Enrique Conterno, age 55, joined FibroGen, Inc. as our Chief Executive Officer and member of the Board in January 2020. Before coming to FibroGen, Mr. Conterno was a Senior Vice President for Eli Lilly and Company, serving as President of Lilly USA from January 2017, and President of Lilly Diabetes from 2009, until his retirement from Lilly in December 2019. Prior to 2009, Mr. Conterno served in various other roles for Eli Lilly and Company, including President, U.S. Operations, Vice President for the U.S. Neuroscience Business Unit, President and General Manager, Mexico, and Executive Marketing Director, Intercontinental Operations and Japan. Mr. Conterno earned a Bachelor of Science degree in Mechanical Engineering from Case Western Reserve University and a Master of Business Administration degree from Duke University. Mr. Conterno is a member of the Board of Governors at the American Red Cross. Due to his extensive history in the pharmaceutical industry with his successful international leadership and oversight of several product launches, we believe Mr. Conterno is exceptionally qualified to serve as our Chief Executive Officer and on the Board as we commercialize our lead products roxadustat and pamrevlumab and continue the advancement of our clinical programs.

Aoife Brennan, M.B., B.Ch., age 46, was appointed to The Board in August 2020. Dr. Brennan is President and Chief Executive Officer of Synlogic, Inc. She joined Synlogic as Chief Medical Officer in September 2016 and was promoted to Chief Executive Officer in October 2018. Prior to joining Synlogic, Dr. Brennan served as Vice President and Head of the Rare Disease Innovation Unit at Biogen where her responsibilities included the global marketing approvals of ALPROLIX®, ELOCTATE® and SPINRAZA® as well as the advancement of several early-phase programs and external collaborations. She served as a Director of Ra Pharmaceuticals from September 2018 through their acquisition in April 2020 and has served as a Director of Cerevance since January 2020. Dr. Brennan holds a medical degree from Trinity College, Dublin, Ireland and completed residency and fellowship training in general internal medicine and endocrinology. She has completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program. We believe Dr. Brennan is qualified to serve on the Board due to her broad clinical development background and management experience in biotechnology.

Thomas F. Kearns Jr., age 85, has served on the Board since November 1996, as lead independent director from June 2017 until August 2019, and as Chairperson of the Board from August 2019 until January 2020. Mr. Kearns is a retired partner of The Bear Stearns Companies Inc., an investment banking firm, where he was an investment banker in the healthcare area from 1974 until 1987. Prior to his career at Bear Stearns, Mr. Kearns worked for Merrill Lynch, an investment banking firm, from January 1959 until August 1969. Mr. Kearns was a trustee of the University of North Carolina Foundation and Endowment Fund for 16 years, he served on the board of directors of Biomet, Inc. from January 1980 until May 2005, and he served on the board of directors of Franklin Street Partners from 2013 until 2018. He received his Bachelor of Arts degree in History from the University of North Carolina. We believe that Mr. Kearns is qualified to serve on the Board due to his financial expertise stemming from a career in investment banking with a focus on the healthcare industry.

Gerald Lema, age 61, has served on the Board since September 2017. Mr. Lema has more than 30 years of pharmaceutical, diagnostics, healthcare, and consumer experience in Asia, Europe, the Middle East, Africa, the U.S., and Latin America. Mr. Lema currently serves as the Chairman and Managing Director of Windward Capital Ventures, a private investment fund based in Tokyo focused on biotechnology and technology ventures. Mr. Lema is also a Director of Catalyst, a global nonprofit organization. Prior to Windward Capital Ventures, Mr. Lema served as Corporate Vice President and President, Asia Pacific at Baxter International from 2005 until 2015. He also served as Chairman and President, Japan at Baxter International since April 2007. Before Baxter, Mr. Lema worked for 18 years at Abbott Laboratories where he held several positions of increasing responsibility in general management, strategy, and business development. His last position with Abbott was Corporate Vice President, Asia Pacific and Chairman, Abbott Japan, in Tokyo. He is co-author of Foreign Investment through Debt-Equity Swaps, and published in the MIT Sloan Management Review. Mr. Lema is a graduate of the Stanford University Executive Program, earned a Master of Business Administration degree from the Freeman School of Business at Tulane University, and has a Bachelor of Science, Engineering degree from Universidad del Valle, Colombia. We believe Mr. Lema is qualified to serve on the Board due to his experience in the consumer and healthcare industries, as well as his experience serving in leadership roles at various pharmaceutical companies and investment groups around the world.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING — CLASS I

James A. Schoeneck, age 64, was appointed Chairperson of the Board in January 2020 and has served on the Board since April 2010. Following the unexpected passing of Thomas B. Neff, FibroGen’s Founder and Chief Executive Officer, Mr. Schoeneck served as Interim Chief Executive Officer from August 2019 until January 2020. Mr. Schoeneck was Chief Executive Officer of Depomed, Inc., a commercial specialty pharmaceutical company, from 2011 until 2017, and joined the Board of Depomed in 2007. In addition, from 2015 to 2018, Mr. Schoeneck served on the board of directors of AnaptysBio, Inc. From 2005 until 2011, he was Chief Executive Officer of BrainCells, Inc., a privately held biopharmaceutical company. Prior to joining BrainCells, Inc., he served as Chief Executive Officer of ActivX Biosciences, Inc., a development-stage biotechnology company. Mr. Schoeneck’s pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc., a pharmaceutical and diagnostics products company. Prior to joining Prometheus, Mr. Schoeneck spent three years as vice president and General Manager, Immunology, at Centocor, Inc. (now Janssen Biotech, Inc.), a biotechnology company, where he led the development of Centocor’s commercial capabilities. His group launched Remicade®, which became one of the world’s largest pharmaceutical brands. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi), a pharmaceutical company, serving in various sales and marketing positions of increasing responsibility. Since July 2020, Mr. Schoeneck has served on the board of Calidi Biotherapeutics, a cancer therapeutics company focused on oncolytic viruses and stem cells. Mr. Schoeneck holds a Bachelor of Science degree in Education from Jacksonville State University. We believe that Mr. Schoeneck is qualified to serve on the Board because of his extensive management experience in biotechnology.

Jeffrey W. Henderson, age 57, has served on the Board since August 2015. Mr. Henderson has more than 30 years of financial, commercial and pharmaceutical industry experience. He most recently served as chief financial officer for Cardinal Health, Inc. from 2005 until 2014. His many responsibilities at Cardinal Health included oversight of the Company’s China commercial operations. Prior to Cardinal Health, Mr. Henderson was president and general manager of Eli Lilly Canada Inc. and vice president and corporate controller of Eli Lilly & Company. He joined Eli Lilly in 1998 as vice president and corporate treasurer. His prior experience includes 10 years with General Motors, where he served in managerial posts in Great Britain, Singapore, New York, and Canada. Mr. Henderson serves on the board of directors of Qualcomm Incorporated, Becton, Dickinson and Company, and Halozyme Therapeutics, Inc. He was an Advisory Director to Berkshire Partners LLC, a private equity firm, from 2015 until December 2019. Mr. Henderson is also President of JWH Consulting LLC, a business advisory firm primarily focused on healthcare. Mr. Henderson holds a Bachelor of Science degree in Electrical Engineering from Kettering University, Flint, Michigan, and a Master of Business Administration degree from Harvard Graduate School of Business Administration. We believe that Mr. Henderson is qualified to serve on the Board because of his financial and industry background, as well as his global experience in various leadership and management roles in the health and pharmaceutical industries.

Maykin Ho, Ph.D., age 69, joined the Board in December 2018. Dr. Ho has more than 30 years of experience in the healthcare and finance industries. She serves on the boards of directors for Agios Pharmaceuticals, BioMarin Pharmaceutical Inc., Parexel International Corporation, the Aaron Diamond AIDS Research Center, and the Institute for Protein Innovation. Dr. Ho is also a venture partner of Qiming Venture Partners, which she joined in July 2015, and a member of the Biotech Advisory Panel of the Stock Exchange of Hong Kong. In February 2015, Dr. Ho retired as a partner of the Goldman Sachs Group where she served as senior biotechnology analyst, co-head of healthcare for global investment research and advisory director for healthcare investment banking. Prior to Goldman Sachs, which she joined in 1992, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals and DuPont de Nemours & Company. She was a postdoctoral fellow at Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. Dr. Ho received a Doctor of Philosophy degree in Microbiology and Immunology and a Bachelor of Science degree from the State University of New York, Downstate Medical Center. We believe Dr. Ho is qualified to serve on the Board because of her substantial experience in the healthcare and finance industries and her expertise in analysis of science and biotechnology.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED CLASS II DIRECTOR NOMINEE.

DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of the Board. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

the Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that James A. Schoeneck, Suzanne Blaug, Aoife Brennan, M.B., B.Ch., Benjamin F. Cravatt, Ph.D., Jeffrey L. Edwards, Jeffrey W. Henderson, Maykin Ho, Ph.D., Thomas F. Kearns Jr., Gerald Lema, and Rory B. Riggs, currently representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. Enrique Conterno, the Company’s Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

In addition, the Board previously determined that Kalevi Kurkijärvi, Ph.D., a former director who retired from our Board effective June 30, 2021, was independent under the applicable rules and regulations of the SEC and the listing requirements of Nasdaq.

The Board also determined that Messrs. Edwards and Lema and Dr. Ho, who comprise our audit committee, Ms. Blaug, Dr. Brennan, and Messrs Lema and Riggs, who comprise our compensation committee, and Mr. Henderson, Ms. Blaug, and Dr. Cravatt, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of Nasdaq.

In making these determinations, the Board considered the current and prior business and personal activities and relationships that each non-employee director has, or has had, with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

BOARD LEADERSHIP STRUCTURE

The Board believes that the composition, strength, and experience of the current members of the Board, with 10 of the 11 current members qualifying as independent directors, including our Chairperson of the Board will ensure that the Board continues to perform its duties independently as it concentrates on the most important areas of concern to the Company and evaluates the performance of the Company’s executive officers, including our Chief Executive Officer.

The Board appointed Mr. Schoeneck as Chairperson of the Board in January 2020. The responsibilities of our Chairperson of the Board include: establishing the agenda for regular Board meetings and serving as Chairperson of such meetings; establishing the agenda for meetings of the independent directors; coordinating with the committee Chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and presiding at all meetings of the stockholders. In addition, Mr. Kearns served as lead independent director from June 2017 until August 2019, to help ensure the effective independent functioning of the Board in its oversight responsibilities. Mr. Kearns served as Chairperson of the Board following the unexpected passing of Mr. Neff in August 2019 until January 2020 when Mr. Schoeneck was appointed Chairperson.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken, including information technology security and cybersecurity risks. Our audit committee also monitors legal matters and compliance with legal and regulatory requirements regarding the Company’s financial statements and accounting or other policies. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee Chairs to report findings regarding material risk exposures to the Board as quickly as possible. In addition, the Board meets with certain members of our executive team, including the heads of our business, compliance and regulatory functions, who discuss the risks and exposures involved in their respective areas of responsibility, as well as any developments that could impact our risk profile or other aspects of our business.

CORPORATE RESPONSIBILITY

In 2021, employees from across the company developed a new corporate vision statement embraced across our enterprise: Our mission is to improve the lives of people globally by developing innovative therapies anchored in high-quality science and our passion for patients.

Further, to enable our vision of excellence, we established a set of company-wide core values: empowerment, integrity and respect, which are an integral part of our culture, our rewards and recognition and performance management systems. Our core values include:

Empowerment – We lead, inspire, trust and encourage each other to share ideas and assume new challenges to excel. We seek to be are accountable to each other and our commitment to our patients.

Integrity – We intend to hold ourselves to the highest ethical standards in all we do: our work to bring therapies to market, the science we perform and our commitment to each other.

Respect for People – We strive to foster individual growth and promote an environment that supports continued learning; stand together as a community to build and sustain a culture of diversity, equity & inclusion; and value each other’s opinion and work collaboratively to achieve optimal outcomes while treating each other with high regard and dignity. We also believe it is critical to conserve our world’s resources and strive to create a safe and healthy environment for our employees and patients.

These values are an integral part of our culture, our rewards, and recognition and performance management systems.

In 2021, we performed an Environmental, Social, and Governance (“ESG”) assessment of our operations and ongoing activities, and identified short-term and long-term ESG opportunities for the Company. Thus far in 2022, we developed an ESG and Corporate Responsibility and Sustainability Strategy and identified Board, Committee and management ESG oversight responsibilities. We are in the process of implementing this strategy and in 2022, we plan to create specific ESG goals that we will communicate to investors.

Environment

In addition to adhering to environmental regulations, we offer a subsidized public transit commuter program, onsite electric vehicle charging stations, a flexible work from home policy, global access to video conferencing and meetings to reduce travel, and online medical monitoring to reduce travel. We use a high degree of renewable energy, adhering to California environmental, health and safety renewable standards, and we updated facility lighting with LED technology. We have also implemented recycling and organic compost services in the workplace, use of environmentally friendly cleaning supplies, decontamination and recycling of electronic equipment, and additional electronic data processes and solutions to reduce paper use. In addition, we have worked with our collaboration partners to create product packaging using recyclable materials and to minimize waste.

Social

We are committed to diversity, equity and inclusion and have made progress in this area in the past year. Our aspiration is to ensure that the Board and our workforce, to the extent possible, mirror the communities in which we operate, serve and employ. On the Board, five of our eleven members (45%) identify as women and/or from minority racial and ethnic groups. As of January 31, 2022, women represented 55% of our global workforce and 32% of our global leadership (Vice President and above), up from 27% the year before. As of January 31, 2022, 23% of our U.S. leadership (Vice President and above), self-identified as from minority racial and ethnic groups, up from 16% the year before.

We are increasing our human capital and diversity efforts, such as adopting inclusive recruitment practices (requiring diverse interview panels and candidate slates, blind screening candidate resumes and standardization of interviewing questions), conducting pay parity evaluations (internally and externally commissioned) to ensure equitable compensation and benefits, developing diversity metrics dashboards for statistical reporting, and fostering belonging within hybrid work models for all employees. Additionally, we have facilitated training in unconscious bias, increased transparency and communications with employees through increased “Ask Me Anything” all-employee sessions and town halls, and our employee assistance programs have further developed their digital wellness services and one-on-one therapy and coaching support. In addition to our inclusive leadership, management fundamentals, and resilience programs, we also foster cross-functional growth opportunities and sponsor an annual promotions nomination and approval process.

Ensuring that we have numerous programs in place to increase safety is critical to our success and fosters an experience of excellence at FibroGen. We continue to invest in lab and employee safety as well as employee health. We are also making investments in product safety and quality, and patient safety through our support of patient advocacy groups, patient support groups, expanded drug access programs, and clinical trial extensions.

In order to support our local community, we make donations to Family House, NextGene Girls, Young Community Developers, Toys for Tots, Mission Bay school supply drives, disadvantaged youth in San Francisco, Chinese Senior Center, and DDZ (a female African American social sorority in San Francisco). At the outset of the COVID-19 pandemic, we made large donations of masks and gloves to local San Francisco organizations. We are also active in our local (San Francisco Mission Bay) community Chamber of Commerce, community advisory boards and other organizations. In 2022, we are sponsoring the PanCan walk in Oakland, California with our employees for the Pancreatic Cancer Action Network and re-igniting our internship program to sponsor diverse high school students.

Governance

To enhance our corporate governance efforts, we added an internal audit function, made substantial improvements to our Sarbanes-Oxley compliance program and strengthened our internal controls over financial reporting, and we are implementing an enterprise risk management program starting with enterprise-wide risk assessment that will be completed in 2022.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 17 times during the year ended December 31, 2021, including telephone and video conference meetings. All directors attended or participated in at least 75% of the aggregate number of meetings of the Board and the committees on which they served during the portion of 2021 for which they were directors and committee members.

As required under applicable Nasdaq listing standards during the year ended December 31, 2021, the Company’s independent directors met in regularly scheduled executive sessions, a total of 5 times at which only independent directors were present.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for the year ended December 31, 2021 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Suzanne Blaug (1)			X	*	X
Aoife Brennan, M.B., B.Ch.			X
Benjamin F. Cravatt, Ph.D.					X
Jeffrey L. Edwards	X	*
Jeffrey W. Henderson					X	*
Maykin Ho, Ph.D.	X
Thomas F. Kearns Jr. (2)			X	*
Gerald Lema	X		X
Rory B. Riggs (3)			X		X
Total meetings in 2021	5		8		4

*	Committee Chair
(1)	Ms. Blaug became Chair of the compensation Committee on May 26, 2021.
(2)	Mr. Kearns was the Chair of our compensation committee until May 26, 2021 when he stepped down from serving on the compensation committee.
(3)	Mr. Riggs was a member of our nominating and corporate governance committee until May 26, 2021.

Our audit committee, compensation committee, and nominating and corporate governance committee each have authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our audit committee consists of Mr. Edwards, Dr. Ho and Mr. Lema. The Board has determined that Mr. Edwards, Dr. Ho and Mr. Lema are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our audit committee is Mr. Edwards. The Board has determined that Mr. Edwards and Dr. Ho are each an “audit committee financial expert” within the meaning of the SEC regulations. The Board has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and approving fees payable to such firm;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing the determination and reporting of “critical audit matters” prior to filing the Company’s reports on Form 10-K or Form 10-Q;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management, including enterprise risk assessment and enterprise risk management;
•	reviewing and assessing the adequacy of our policies regarding information technology security and cybersecurity;
•	reviewing related party transactions;
•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis. Our audit committee met five times during the year ended December 31, 2021. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq and which is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/8d232fec-1ae0-4460-bd9c-efe8a8c8e8b8; however, information found on our website is not incorporated by reference into this proxy statement.

Compensation Committee

Our compensation committee consists of Ms. Blaug, Dr. Brennan, and Messrs. Lema and Riggs. The Board has determined that Ms. Blaug, Dr. Brennan, and Messrs. Lema and Riggs are independent under Nasdaq listing standards, each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and each is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Chair of our compensation committee is Ms. Blaug. The functions of this committee include:

•	reviewing and approving, or recommending that the Board approve, the compensation of our executive officers;
•	reviewing and recommending to the Board the compensation of our directors;
•	reviewing and recommending to the Board for approval the policies and strategies relating to our employee diversity practices;
•	reviewing and approving, or recommending that the Board approve, the terms of compensatory arrangements with our executive officers;
•	administering our stock and equity incentive plans;
•	selecting independent compensation consultants, approving fees payable to them, and assessing any conflicts of interest of compensation consultants;
•	reviewing and discussing the Company’s Compensation Discussion and Analysis, and recommending that it be included in the proxy statement;
•	reviewing and approving, or recommending that the Board approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation strategy.

Under its charter, our compensation committee may form, and delegate authority to, subcommittees as appropriate.

Our compensation committee met eight times during the year ended December 31, 2021. The charter of our compensation committee is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/0d46a36f-e285-40c7-bf27-f70f84da5b91; however, information found on our website is not incorporated by reference into this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Blaug, Dr. Cravatt, and Mr. Henderson. The Board has determined that Ms. Blaug, Dr. Cravatt, and Mr. Henderson are independent under the current rules and regulations of the SEC and Nasdaq. The Chair of our nominating and corporate governance committee is Mr. Henderson. The functions of this committee include:

•	identifying, evaluating, and selecting, or recommending that the Board approve, nominees for election to the Board and its committees;
•	evaluating the performance of the Board and of individual directors;
•	considering and making recommendations to the Board regarding the composition of the Board and its committees;
•	considering and making recommendations to the Board regarding stockholder proposals;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and receipt of information within the Board;
•	reviewing CEO succession plans;
•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and
•	overseeing an annual evaluation of the Board’ performance.

Our nominating and corporate governance committee met four times during the year ended December 31, 2021. The charter of our nominating and corporate governance committee is available to stockholders on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/e6dbaa39-4209-4cc6-8cf2-d2227ec3c9f6; however, information found on our website is not incorporated by reference into this proxy statement.

Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Board also believes that diversity in background, experience, perspective, and skills contributes to and enhances the Board’s capabilities. In identifying and recommending nominees to the Board, the nominating and corporate governance committee considers, in addition to a candidate’s professional qualifications, diversity of race, ethnicity, national origin, gender, age and sexual orientation. Our nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our nominating and corporate governance committee typically considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability. In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee may engage, if it deems appropriate, a professional search firm specializing in the recruitment of directors to compile a list of potential candidates. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Our nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Our nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To date, our nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the Company’s Secretary at the following address: FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158, no later than the close of business on March 18, 2023 nor earlier than the close of business on February 16, 2023; provided, however, that if our 2023 annual meeting of stockholders is held before May 17, 2023 or after July 16, 2023, then the proposal must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Submissions must include the name, age, business address, and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition, and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

BOARD DIVERSITY

The following Board Diversity Matrix provides the self-identified personal characteristics for the Board:

Board Diversity Matrix (As of April 28, 2022)
Total Number of Directors	11
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	1	-	-	-
Hispanic or Latino	-	2	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to the Board or an individual director, as applicable. Our Secretary reserves the right not to forward to the Board or any individual director any unduly frivolous, hostile, threatening, or similarly inappropriate materials.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors and employees, including our principal executive officer and principal financial officer. This Code of Business Conduct and Ethics is available on the Corporate Governance portion of our website at https://fibrogen.gcs-web.com/static-files/a9d04c12-9fb7-41b7-b5e9-19d8eeb73361. A copy may also be obtained without charge by contacting investor relations, attention Director of Investor Relations, 409 Illinois Street, San Francisco, California 94158, or by calling (415) 978-1200. We plan to post on our website at the address described above any future amendments to or waivers of our Codes of Business Conduct and Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is currently or has been at any time during the last year one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board or compensation committee.

DIRECTOR COMPENSATION

The Board adopted a non-employee director compensation policy in connection with our initial public offering. The initial adoption and each subsequent amendment of the non-employee director compensation policy was adopted following a benchmarking review with our independent compensation consultant of our peer group and overall board compensation trends. This policy was amended on March 4, 2015, February 23, 2016, June 5, 2018, June 5, 2019, and February 10, 2020. Pursuant to this policy, our non-employee directors are paid annual cash compensation of $50,000 each and our non-executive Chairperson is paid annual cash compensation of $100,000. In addition, non-employee directors are paid $10,000 annually for serving on our audit committee ($20,000 annually for the Chairperson), $7,500 annually for serving on our compensation committee ($17,500 annually for the Chairperson), and $5,000 annually for serving on our nominating and corporate governance committee ($10,000 annually for the Chairperson). Non-employee directors are reimbursed for their reasonable out-of-pocket expenses to cover attendance at and participation in meetings of the Board and other activities performed in the course of their service on the Board.

Our non-employee directors are granted initial and/or annual option and restricted stock unit (“RSU”) awards under our 2014 Equity Incentive Plan (the “2014 Plan”). Newly appointed or newly elected directors will be granted an option to purchase 10,400 shares of our common stock. The initial option grant will vest in equal quarterly installments over three years from the date of grant, subject to the non-employee director’s continuous service on each applicable vesting date. On the date of each annual meeting of our stockholders, each individual who is elected or appointed as a non-employee director and each other non-employee director who continues to serve as a non-employee director immediately after such annual meeting of our stockholders will be granted (a) an option to purchase 7,800 shares of our common stock, and (b) RSU award covering 4,700 shares of our common stock; provided, that if the individual is elected or appointed to the Board at a time other than at our annual meeting of stockholders, the number of shares of our common stock subject to such annual grant will be pro-rated based on the number of days between the date of such director’s election or appointment and the first anniversary of the most recent annual stockholder meeting to occur prior to such director’s election or appointment to the Board. The annual option and RSU awards will vest upon the earlier of (x) May 26 of the following year and (y) the following year’s annual stockholder meeting, subject to the non-employee director’s continuous service. All options granted under our non-employee director compensation policy will be granted with an exercise price equal to the fair market value of our common stock on the grant date. The vesting of all options and RSU awards will cease upon a non-employee director’s resignation from the Board or other cessation of service, unless the Board determines otherwise. All unvested options and RSU awards will vest in full immediately prior to a change in control (as defined in the 2014 Plan), subject to the non-employee director’s continuous service as of the day prior to the closing of such change in control.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2021:

Name	Fees Earned or Paid in Cash (1)	Stock Option Awards (2)(3)	RSU Awards (2)(3)	All Other Compensation	Total
James A. Schoeneck, Chairperson	$150,000	$89,030	$98,042	$—	$337,072
Suzanne Blaug	$68,489	$89,030	$98,042	$—	$255,561
Aoife Brennan, M.B., B.Ch.	$57,500	$89,030	$98,042	$—	$244,572
Benjamin F. Cravatt, Ph.D.	$55,000	$89,030	$98,042	$—	$242,072
Jeffrey L. Edwards	$70,000	$89,030	$98,042	$—	$257,072
Jeffrey W. Henderson	$60,000	$89,030	$98,042	$—	$247,072
Maykin Ho, Ph.D.	$60,000	$89,030	$98,042	$—	$247,072
Thomas F. Kearns Jr.	$57,019	$89,030	$98,042	$—	$244,091
Kalevi Kurkijärvi, Ph.D. (4)	$25,000	$89,030	$98,042	$—	$212,072
Gerald Lema	$67,500	$89,030	$98,042	$—	$254,572
Rory B. Riggs	$59,506	$89,030	$98,042	$—	$246,578

(1)

Amounts shown in this column represent the annual cash fees earned by each director in fiscal year 2021 under our non-employee director compensation policy, which includes the annual retainers as set forth below:

Name	Annual Retainer
All Non-Employee Directors	$50,000
Non-Executive Chairperson*	$100,000
Lead Independent Director*	$22,500
Audit Committee Chairperson*	$20,000
Compensation Committee Chairperson*	$17,500
Nominating and Corporate Governance Committee Chairperson*	$10,000
Audit Committee Member (other than Chairperson)*	$10,000
Compensation Committee Member (other than Chairperson)*	$7,500
Nominating and Corporate Governance Committee Member (other than Chairperson)*	$5,000

*	Paid in addition to the annual retainer paid to all non-employee directors.
(2)

The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of the stock option and RSU awards granted to our non-employee directors during the fiscal year ended December 31, 2021, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

The following table lists the aggregate number of shares with respect to the outstanding and unexercised option awards and RSU awards held by each of our non-employee directors as of December 31, 2021:

Name	Number of Shares Subject to Outstanding Options as of December 31, 2021	Number of Shares Subject to Outstanding RSU Awards as of December 31, 2021
James A. Schoeneck, Chairperson	113,950	4,700
Suzanne Blaug	33,714	4,700
Aoife Brennan, M.B., B.Ch.	24,696	4,700
Benjamin F. Cravatt, Ph.D.	24,696	4,700
Jeffrey L. Edwards	72,568	4,700
Jeffrey W. Henderson	75,296	4,700
Maykin Ho, Ph.D.	36,808	4,700
Thomas F. Kearns Jr.	92,400	4,700
Kalevi Kurkijärvi, Ph.D. (4)	35,400	4,700
Gerald Lema	50,014	4,700
Rory B. Riggs	77,400	4,700

(4)Dr. Kurkijärvi was a director on our Board until June 30, 2021.

DIRECTOR STOCK OWNERSHIP GUIDELINES

In 2018, the Board adopted formal guidelines for ownership of shares of our common stock by our directors. These guidelines, which were revised in 2021, require our directors to achieve and maintain ownership of shares valued at three times their annual cash retainer within five years of adoption of the policy or election to the Board. Shares owned outright and unvested RSUs apply towards the calculation of compliance with the guidelines. The average tenure of our directors as of December 31, 2021 is approximately 8 years, during which each of them has established an ownership position in the Company, and each of our directors is in compliance with the ownership requirements of the guidelines.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board, our compensation committee of the Board, or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will take place at the 2023 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, our audit committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal years ended December 31, 2021 and December 31, 2020.

	Fiscal Year Ended
	2021	2020
	(in thousands)
Audit Fees (1)	$3,669	$4,238
Audit Related Fees (2)	$10	$30
Tax Fees (3)	$-	$-
All Other Fees (4)	$5	$4
Total Fees	$3,684	$4,272

(1)

Audit Fees consist of professional services rendered in connection with the integrated audit of our annual consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit Related Fees consist of services provided in connection with the issuance of comfort letters and consents for SEC filings.
(3)	Tax Fees consist of fees billed primarily for tax compliance and consulting services related to local business tax matters, and Section 382 analysis related to the Company’s net operating losses.
(4)	Includes professional services rendered in connection with an annual subscription to a technical accounting database.

PRE-APPROVAL POLICIES AND PROCEDURES

In accordance with the audit committee charter, our audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services, and other services. Any pre-approval is detailed as to the particular service or category of services. Our audit committee may elect to delegate pre-approval authority to one or more designated audit committee members in accordance with its charter. Our audit committee or audit sub-committee, consisting of Mr. Edwards, pre-approved all services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020.

Our audit committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence. Our audit committee has determined that the provision of the services noted above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management of the Company. Our audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Our audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, our audit committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the members of our audit committee:

Jeffrey L. Edwards, Chair

Maykin Ho, Ph.D.

Gerald Lema

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 28, 2022:

Name	Age	Position
Enrique Conterno	55	Chief Executive Officer and Director
Christine L. Chung	54	Senior Vice President, China Operations
Mark Eisner, M.D., M.P.H.	56	Chief Medical Officer
Juan Graham	46	Chief Financial Officer
Thane Wettig	57	Chief Commercial Officer

For information for Mr. Conterno, please refer to “Directors Continuing in Office Until the 2023 Annual Meeting — Class III” above.

Christine L. Chung has served as our Senior Vice President, China Operations, since 2007. Ms. Chung also serves as Director of our subsidiary FibroGen International (Hong Kong) Limited since 2018, and as the Managing Director of our subsidiary, FibroGen (China) Medical Technology Development Co., Ltd and Director of our subsidiary FibroGen International (Cayman) Limited since 2019. Ms. Chung brings more than 25 years of experience in growing businesses from start-up through various phases of corporate development. Ms. Chung serves in the role of Project Leader of our U.S.-based China development efforts and has overall responsibility for our China local operations. Under Ms. Chung’s leadership, our China strategy has advanced from conceptualization to commercial stage. Prior to joining FibroGen, Ms. Chung was Vice President, Business Development, at eMed Technologies and a management consultant with Monitor Group, the predecessor company of Monitor Deloitte. Ms. Chung received her Bachelor of Arts, magna cum laude, from Harvard University and is a native of Hong Kong.

Mark Eisner, M.D., M.P.H, has served as Chief Medical Officer since December 2020. Dr. Eisner oversees all global clinical development and regulatory affairs for FibroGen. Dr. Eisner brings nearly 30 years of academic, biopharmaceutical, and drug development experience, from early clinical phase through post-commercialization. Prior to joining FibroGen, Dr. Eisner was at Genentech, a member of the Roche Group, starting in March 2010, and was Senior Vice President and Global Head of Product Development Immunology, Infectious Disease, and Ophthalmology. He also served on the Board of the Genentech Foundation, a private charitable foundation that supports educational and community organizations. Prior to Genentech, Dr. Eisner was Professor of Medicine and Anesthesia at the University of California San Francisco. Dr. Eisner received an A.B. degree from Stanford University in Human Biology and then received his M.D. degree from the University of Pennsylvania School of Medicine. He completed residency training in internal medicine, served as Chief Medical Resident, and pursued advanced fellowship training in pulmonary and critical care medicine at the University of California, San Francisco. He also received a M.P.H. degree from the University of California, Berkeley School of Public Health.

Juan Graham, has served as our Chief Financial Officer since September 2021. Mr. Graham oversees all finance operations for FibroGen. Mr. Graham brings nearly 20 years of global biopharmaceutical financial management and strategic planning experience. Prior to joining FibroGen, Mr. Graham held the position of Global Chief Financial Officer / Vice President Finance Supply Chain at Johnson & Johnson, Inc. Prior to 2019, Juan served in various roles at Johnson & Johnson, Inc. including VP Finance & Business Development, Senior Finance Director, J&J Development Corporation / J&J Innovation, and Finance Director, Mergers & Acquisitions. Mr. Graham received his bachelor’s degree in Business Administration from the Monterrey Institute of Technology and Higher Education. He received his Master’s in Business Administration from the McGill University Graduate School of Business.

Thane Wettig, has served as our Chief Commercial Officer since June 2020. Mr. Wettig has more than 30 years of global biopharmaceutical leadership and commercial experience. Mr. Wettig previously served as Chief Commercial Officer and Metabolic Franchise Head at Intarcia Therapeutics. Prior to joining Intarcia in 2018, Mr. Wettig served as Chief Marketing Officer (Vice President of Global Marketing, Strategy and Alliance Management) for Lilly Diabetes, leading the development and launch of multiple blockbuster diabetes medicines during a period of unprecedented growth of Lilly’s diabetes business. Mr. Wettig began his career at Lilly in 1990. He was promoted to Vice President of Global Marketing for Diabetes Brands in 2004, and assumed the role as Chief Marketing Officer for Lilly Diabetes when it was formed in 2009. Mr. Wettig also played an integral role in the design and management of Lilly’s highly successful diabetes alliance between Lilly and Boehringer-Ingelheim. He is recognized throughout the industry as a seasoned executive with extensive brand building and launch experience. Mr. Wettig received his M.B.A. and B.A. in biology from Washington University in St. Louis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2021. It also provides an overview of our executive compensation philosophy and objectives and the key highlights of our executive compensation program. Finally, it analyzes how and why our compensation committee of the Board arrived at the specific compensation decisions for our named executive officers for 2021, including the key factors that our compensation committee considered in determining their compensation.

In 2021, our named executive officers consisted of the following individuals:

•	Enrique Conterno, our Chief Executive Officer (our “CEO”);
•	Christine L. Chung, our Senior Vice President, China Operations;
•	Pat Cotroneo, our Chief Financial Officer through September 6, 2021;
•	Mark Eisner, M.D., M.P.H., our Chief Medical Officer;
•	Juan Graham, our Chief Financial Officer as of September 7, 2021;
•	Elias Kouchakji, M.D., our Senior Vice President, Clinical Development, Drug Safety, and Pharmacovigilance who unexpectedly passed away in May 2021; and
•	Thane Wettig, our Chief Commercial Officer.

Executive Summary

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in connective tissue growth factor biology and hypoxia-inducible factor to advance innovative medicines for the treatment of unmet needs. Pamrevlumab, an anti-connective tissue growth factor human monoclonal antibody, is in clinical development for the treatment of idiopathic pulmonary fibrosis (“IPF”), locally advanced unresectable pancreatic cancer (“LAPC”), and Duchenne muscular dystrophy (“DMD”). The Company is also developing and commercializing roxadustat, an oral small molecule inhibitor of hypoxia-inducible factor prolyl hydroxylase activity for anemia associated with chronic kidney disease (“CKD”) in multiple global markets, and developing roxadustat for anemia associated with myelodysplastic syndromes (“MDS”), and for chemotherapy-induced anemia. FibroGen recently expanded its research and development portfolio to include product candidates in the immuno-oncology and autoimmune space.

The following sections provide an overview of the unusual context in which the Company was operating during 2021 and the decisions taken by the Compensation Committee as a result, to ensure stability whilst aligning with stockholder interests.

In 2021, FibroGen was at a critical juncture from three important perspectives:

First, following the unexpected death of our founder and former CEO in August 2019, we hired a new executive team, including four of our five current named executive officers. Similar leadership transitions have occurred for a significant portion of our broader executive team. These highly skilled and experienced executives were largely hired with the expectation that roxadustat would receive global regulatory approval, providing a solid financial base to grow the Company by developing its portfolio of products.

Second, roxadustat had received regulatory approval in two major markets, including China where the product was performing well commercially; it remained in the approval process with both the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency. Approval in these markets would be key for our future success. However, shortly prior to the expected U.S. approval date in December 2020, the FDA delayed its approval decision, and shortly thereafter informed the Company it would hold public advisory committee meeting, adding significant uncertainty to roxadustat’s prospects for approval. Ultimately, in August of 2021 the FDA issued a complete response letter, denying approval of roxadustat without additional clinical study.

Third, and in parallel, we were working to accelerate enrollment in our three Phase 3 pamrevlumab studies in IPF, LAPC, and DMD. Obtaining clinical data, and potentially regulatory approval, for pamrevlumab in any of these indications would be expected to create significant stockholder value. Patient recruitment is difficult in each of these “orphan” disease indications in ordinary circumstances, and this task became significantly more challenging in the context of the COVID-19 pandemic, particularly for those patients with impaired pulmonary and/or cardiovascular function, such as with IPF and DMD.

In the context of the foregoing, a significantly reduced stock price, and a highly competitive market for biopharmaceutical talent, our compensation committee issued retention-focused equity awards at two critical junctures.

In May 2021, it issued performance-based awards, fully contingent on roxadustat FDA approval, to all of our named executive officers other than our CEO.

In October 2021, after roxadustat did not receive FDA approval, it issued awards to two named executive officers responsible for major future value drivers, one primarily responsible for our pamrevlumab clinical programs, and one for our China business.

We believe these targeted awards have achieved their intended purpose, as all of the named executive officers or other executives receiving these awards have remained employed with the Company, and we have produced important achievements in a number of key business areas.

2021: Company Achievements Overview, Roxadustat U.S. Approval Process, and Executive Transitions

2021 Achievements

In 2021, our corporate goals focused on the approval of roxadustat in the U.S., the achievement of key pipeline milestones, especially pamrevlumab enrollment milestones, and the success of roxadustat in launch territories. As described more fully below in – 2021 Company Achievements and Results – while we achieved success in a variety of areas, we received a complete response letter (“CRL”) from the FDA for our roxadustat New Drug Application (“NDA”). The FDA’s denial of approval for roxadustat, created a significant concern regarding our ability to achieve our remaining key goals, particularly in the context of a newly installed executive team, whose skills and experiences are integral to the Company’s future success.

During the year, we met enrollment targets in our pamrevlumab Phase 3 trials for IPF, LAPC, and DMD. In the context of the ongoing COVID-19 pandemic, which directly affected our Phase 3 studies, we met our enrollment targets for both IPF and LAPC, completing enrollment of our LAPIS trial in LAPC, and enabling the completion of enrollment of our ZEPHYRUS-1 trial in IPF patients in early 2022. While we fell slightly short of the target enrollment timeline in DMD, a late year surge in enrollment enabled us to complete enrollment in our LELANTOS-1 trial in DMD patients in early 2022.

We also achieved meaningful successes with respect to roxadustat in both Europe and in China.

In August 2021, the European Commission approved EVRENZO™ (roxadustat) for the treatment of adult patients with symptomatic anemia associated with CKD, providing regulatory approval in the major European markets for roxadustat.

In 2021, in China, we experienced truly significant product sales growth, with total net roxadustat sales to distributors in China of $186.1 million, as compared to $72.5 million achieved in 2020, an increase of over 157% year over year1,2.

In June 2021, we significantly expanded the Company’s late-stage pre-clinical pipeline by entering into a partnership with HiFiBiO Therapeutics to advance next generation therapies for patients with cancer and autoimmune disease, obtaining a license to their Galectin-9 program and an exclusive option to license two other programs. Following the execution of this agreement, we exercised our option for a license for the CCR8 program in the first quarter of 2022.

[1]

Total roxadustat net sales in China includes sales made by the distribution entity as well as FibroGen China’s direct sales, each to its own distributors. The distribution entity jointly owned by AstraZeneca and FibroGen is not consolidated into FibroGen’s financial statements.

[2]

Roxadustat net transfer price from sales to the distribution entity jointly owned by FibroGen and AstraZeneca was $62.8 million for the full year of 2021. From the net transfer price, FibroGen defers a certain portion for revenue recognition purposes under U.S. GAAP. FibroGen reported $47.6 million in roxadustat net product revenue for the full year of 2021.

Importantly, these results were achieved against the backdrop of a challenging U.S. regulatory process for roxadustat. Despite these successes, over the course of 2021, the Company’s stock price dropped substantially, initially in March and April, and subsequently following the U.S. FDA decision regarding the roxadustat NDA in August. Ultimately, the price declined to below the exercise price for stock options granted for all prior years since the Company’s initial public offering in 2014, significantly reducing equity retention value for our employees.

Developments with the Roxadustat U.S. Approval Process

•

In December 2019, we filed an NDA for roxadustat for the treatment of anemia of CKD with the FDA, receiving a Prescription Drug User Fee Act, (“PDUFA”) date, or statutory FDA approval decision date, of December 20, 2020. Based on the roxadustat Phase 3 data, it was management’s expectation throughout the initial FDA review cycle, that roxadustat was likely to receive FDA approval.

•	However, on December 18, 2020, we announced that the FDA extended the review period and PDUFA date for roxadustat to March 20, 2021, and requested additional data.
•	The FDA notified FibroGen on March 1, 2021 that it would hold an Advisory Committee meeting to review and provide recommendations regarding the roxadustat NDA.
•

On April 6, 2021, unrelated to the extension of the FDA review period, we issued a press release titled “FibroGen Provides Additional Information on Roxadustat” which provided additional data regarding the U.S. pooled cardiovascular safety analyses from the roxadustat Phase 3 program for the treatment of anemia of CKD. This press release shared additional cardiovascular safety analyses, which had been provided to the FDA as part of the NDA.

•	At the July 14, 2021 Advisory Committee meeting, the Advisory Committee members recommended against the approval of roxadustat for the treatment of anemia of CKD.
•

On August 11, 2021, the FDA issued a CRL regarding the roxadustat NDA, in which the agency indicated that the FDA would not approve the roxadustat NDA in its present form and requested that additional clinical study of roxadustat be conducted prior to resubmission.

Executive Transitions

The Company’s founder and chief executive officer passed away unexpectedly in August of 2019, and after a period with an interim CEO, Enrique Conterno was hired as our CEO in January of 2020. Since Mr. Conterno’s hire, the Company has significantly enhanced the management team, hiring experienced new senior leaders in key areas such as clinical, regulatory, commercial, business development, drug safety, quality, human resources, and manufacturing.

In 2020, after hiring Mr. Wettig, our Chief Commercial Officer, we also hired a Chief Business Officer and a Chief Scientific Officer, and on December 21, 2020, Mark Eisner, M.D., the Company’s current Chief Medical Officer, took over for the Company’s former Chief Medical Officer, who had led the roxadustat Phase 3 program for over a decade. These individuals are key to our goals of driving development and commercialization of roxadustat and pamrevlumab, and for expanding our pipeline through transactions such as the HiFiBiO license.

In May 2021, Dr. Kouchakji, our Senior Vice President, Clinical Development, Drug Safety, and Pharmacovigilance, unfortunately passed away unexpectedly. Dr. Kouchakji was a key member of our management team who oversaw both clinical development of pamrevlumab as well as drug safety. He had been with the Company for nearly a decade.

In addition to these changes, on September 7, 2021, we hired our current Chief Financial Officer, Mr. Graham, with Mr. Cotroneo announcing his retirement and stepping down from that role at that time3. Mr. Graham brings over twenty years of experience in a variety of senior positions at Johnson & Johnson. Mr. Cotroneo had served the Company for 21 years, including as our Chief Financial Officer for more than a decade.

In 2021, we also hired a new Chief Human Resources Officer, and after his predecessor’s departure, a new Chief Scientific Officer, as well as new a global head of Drug Safety.

We view these new members of the management team, each of whom brings decades of management experience in their areas of expertise, as fundamental the Company’s future success.

2021 Executive Compensation Overview

Our executive compensation program for 2021 was guided by our pay for performance philosophy and was designed to align the compensation of our named executive officers with the interests of our stockholders, with an additional focus on retention in the context of the new management team critical to our future success and the uncertainty brought about by the events surrounding the U.S. NDA for roxadustat, which eliminated much of the value of the historical equity awards granted to our named executive officers. To ensure our named executive officers’ interests were aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity in 2021 was “at-risk,” and the actual payment was commensurate with our performance.

Our compensation committee took the following actions with respect to named executive officer compensation for 2021:

•	Base Salaries – Adjusted annual base salaries in amounts ranging from 1.4% to 3.1%;
•	Target Annual Cash Bonus Opportunities – Maintained target annual cash bonus opportunities (as a percentage of base salary) at their 2020 levels;
•

Annual Cash Bonuses – Based on our achievement of 68.3% of our corporate goals and individual goal achievement, paid annual cash bonuses under our annual cash bonus plan as amended in 2021 (the “2021 Bonus Plan”) in amounts ranging from 68.3% to 74.6% of their target annual cash bonus opportunities to our named executive officers who were employed on the payment date; and

•

Long-Term Incentive Compensation – Granted long-term incentive compensation awards in the form of both stock options and RSU awards, with our CEO receiving grants of stock options and RSUs totaling 246,000 shares, and annual grants for our other named executive officers in amounts ranging from 48,600 shares to 63,400 shares in the aggregate, and new hire grants in the amount of 231,000 shares in the aggregate. These long-term awards vest one quarter of the shares subject to the award on the first anniversary of the vesting base date, and one sixteenth of the award amount each quarter thereafter.

Retention-Focused Incentive Compensation

Given the uncertainty surrounding the roxadustat U.S. FDA approval process, and the ultimate receipt of the CRL, in addition to our standard approach to compensation, our compensation committee employed two additional forms of compensation for certain named executive officers, structured largely toward retention of executives involved in driving near- and long-term value for stockholders in key areas of our business.

[3]

Mr. Cotroneo continued to serve as Executive Advisor to our CEO through March 31, 2022. On August 14, 2021, Mr. Cotroneo entered into a Transition Agreement (the “Transition Agreement”) with us, under which he would continue to serve as Chief Financial Officer until September 6, 2021, and after which he would remain as a FibroGen employee in the position of Executive Advisor to our CEO until March 31, 2022. Under the Transition Agreement, Mr. Cotroneo continued to receive his base salary, his equity awards continued to vest, and he was eligible to receive his annual bonus based on assessment of his performance during 2021 as Chief Financial Officer. If his employment had been terminated prior to March 31, 2022, he would have been eligible to receive such compensation he would otherwise have received until such date.

Considering the limited retention value of the existing equity awards for the named executive officers, due to the decline in the Company’s stock price, and in the context of both the “great resignation” and an incredibly competitive job market in the life sciences industry that made it difficult to retain employees across the industry, retention awards were viewed as a critical tool to mitigate instability. Further, to ensure longer-term financial viability, the Company implemented a cost-cutting program in the fourth quarter of 2021 that included both headcount and other cuts that reduced expenses by over $100 million annually for three years against the Company’s plan, which, though designed to sustain the organization longer term, created additional uncertainty within the Company, increasing the need for leadership stability.

Given these conditions and the challenge of hiring new personnel following receipt of the CRL, it was vital for the Company to retain key members of the management team to ensure stability, in order to continue progress toward company objectives and maintain employee engagement, and avoid expensive executive recruitment costs, and side-step the challenge of attracting talent in this difficult context.

Notably, upon his request, the compensation committee did not include our CEO as a recipient of either of these additional retention incentive compensation awards.

•	Short Term Performance-Based Option Grants – May 2021
o	These awards were granted in May 2021, after the FDA notified us that it would convene an Advisory Committee meeting, and the issuance of the April 6, 2021 press release.
o

At the time, concerns about continuity for the new management team were borne out when, shortly after these events, our Chief Scientific Officer hired in 2020 left the Company, and the Company wanted to avoid additional departures.

o

This was a broad-based program implemented to retain employees critical to the Company’s key goals, including the roxadustat regulatory and commercial efforts, the Phase 3 pamrevlumab clinical programs, and in-licensing efforts.

o	The specific short-term performance-based stock options awards, contingent upon roxadustat FDA approval.
▪

50% of the options would vest upon U.S. FDA approval of the roxadustat NDA on or prior to December 31, 2021, and 50% of which would vest one year after such approval, with named executive officer grants in amounts ranging from 47,300 shares to 69,320 shares.

▪

The performance-based nature of the awards was designed to be directly aligned with stockholder interests, and the size and timing of the awards were designed around the short-term retention risk – if the U.S. FDA approved roxadustat, then the stock price would presumably recover, and historical equity incentive compensation value would be restored.

o

None of these awards ultimately vested – all awards were terminated since FDA approval was not received and all shares subject to the awards were ultimately returned to the share reserve of the 2014 Equity Incentive Plan.

•	Retention Incentive Compensation – October 2021
o

These awards were granted in October 2021 following the receipt of the CRL, which further depressed the Company’s stock price such that all stock option grants for all employees since the Company’s IPO were “under water”, and the value of employee stock option and restricted stock awards was a fraction of the intended value at the time of grant.

o	The grant of these awards recognized that the awards granted as part of the May 2021 program had no retention value for the management due to the CRL.
o	These awards targeted a limited subset of our named executive officers, with awards granted only to Dr. Eisner and Ms. Chung.
▪

Dr. Eisner and Ms. Chung were viewed as fundamental to execution of key value drivers for the Company, namely pamrevlumab Phase 3 development programs, and China roxadustat commercial efforts, which faced a significant challenge in light of the CRL.

o	These awards had both near-term and longer-term vesting provisions.
▪

The retention awards granted were in the form of both stock options to purchase shares of our common stock and RSU awards which may be settled in shares of our common stock, with 25% of the RSUs vesting on each of December 31, 2021, March 31, 2022, September 30, 2022 and March 31, 2023, and 50% of the shares subject to the options vesting on each September 30, 2022 and March 31, 2023

▪

In the near-term, a portion of RSUs vest before March 31, 2022 and were designed to bridge the period immediately after the CRL through the annual equity grant in 2022, during which time we would engage with the FDA on further roxadustat development, address potential commercial and regulatory consequences of the CRL in China and other territories, and drive enrollment for our pamrevlumab Phase 3 studies.

▪	The longer-term portion of the retention awards are tied to the expected timing of the pamrevlumab Phase 3 data readouts for idiopathic pulmonary fibrosis and DMD.
o

We believe that these awards achieved their intended purpose in 2021, as, despite the omicron COVID-19 variant, the executive team has remained remarkably stable, and the Company was able to accelerate enrollment in its pamrevlumab Phase 3 studies and navigate regulatory and commercial challenges in China to continue to increase roxadustat sales and gain re-entry into the National Drug Reimbursement List (NRDL), which enables product sales throughout China.

o	The grants were issued in the amounts of 74,520 and 54,170 RSUs for Dr. Eisner and Ms. Chung, respectively, and to 44,520 and 32,360 stock options for Dr. Eisner and Ms. Chung, respectively.

Company Performance and Pay Alignment

The structure of the Company’s compensation program coupled with the compensation committee’s processes and decision-making are designed to ensure a strong tie between Company performance and executive pay. This is especially illustrated by the compensation outcomes for our CEO since his hire, which mirrors the results of our other named executive officers. Changes in stock price over the vesting or performance period of the long-term incentive compensation opportunities have caused the value ultimately received to be significantly reduced from the target grant value. The measurement of realizable pay includes such changes when comparing pay received, or trending to be received, to the target pay granted.

The following chart illustrates the degree to which our CEO’s realizable pay has been impacted by changes in our stock price and Company performance after the grant date, illustrating the significant alignment of our executive compensation program with stockholder interests.

Target pay consists of (i) actual base salary; (ii) target annual cash bonus; and (iii) the fair value of all long-term incentive compensation awards on the date of grant, calculated in accordance with the reporting requirements for the Summary Compensation Table.

Realizable pay consists of (i) actual base salary; (ii) actual cash bonus received; and (iii) the intrinsic value of long-term incentive awards granted in each year, valued as of December 31, 2021.

2022 Executive Compensation Update: Addition of Performance Restricted Stock Units Awards

As part of our 2022 executive compensation program, we introduced long-term performance-based compensation for our named executive officers in the form of performance-based restricted stock unit (“PRSU”) awards. Our 2022 annual equity awards have been granted with one-third of the value awarded in the form of each of stock options, time-based RSU awards, and PRSU awards. These PRSU awards are designed to be aligned directly with key value drivers for the Company and its stockholders. The PRSU awards have been granted in two forms and will vest on an annual basis.

Total Stockholder Return Awards – The first form of award is based on the total stockholder return as measured by our relative performance against the companies in the NASDAQ Biotechnology Index as of the commencement of the performance period and remain actively traded.

These PRSU awards will have a target award size and will vest, so long as the relative total stockholder return is not below the 25th percentile, based on relative performance against the NASDAQ Biotechnology Index as set forth in the table below on a linear basis between 50% (at the 25th percentile) and 200% (at the 100th percentile) of the target award. Each unit granted pursuant to these PRSU awards represents a contingent right to receive one share of our common stock for each unit that vests.

Relative Total Stockholder Return	Applicable % of Target Award
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
100th percentile	200%

Clinical Milestone Awards – The second form of award is based on the Company’s performance with respect to our pamrevlumab program, as measured by enrollment in our pamrevlumab Phase 3 IPF and DMD trials, and data readouts for our Phase 3 IPF, LAPC and DMD programs.

For the clinical milestone PSRU awards, in the first year, units will vest based on our success in meeting our enrollment targets for our Phase 3 studies, expressed as a percentage of target, with adjustments based on achieving the enrollment targets in earlier or later calendar quarters. In the second, third and fourth years, units will vest based on the enrollment achievement percentage multiplied by a scale multiplier determined by the number of positive Phase 3 data readouts by disease indication. A positive readout for an indication will be deemed to be achieved if the study results support submission for regulatory approval. If there are no positive readouts for any indication, then the scale multiplier will be zero, and no units will vest, and if positive readouts are achieved for one or more indications, then the scale multiplier will between one and two, based on the number of positive readouts. Each unit granted pursuant to these PRSU awards represents a contingent right to receive one share of our common stock for each unit that vests.

Executive Compensation Philosophy, Practices and Program Design

Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, the primary objectives of our executive compensation program are to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executive officers within the context of responsible cost management;
•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•

Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Compensation Policies and Practices

We have adopted the following compensation policies and practices to align our executive compensation program with our philosophy and corporate governance policies and practices:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance and provided in the form of short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders;

•

No Pension or Deferred Compensation Plans. Except for our Section 401(k) plan, for which we provide Company matching contributions, we do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide limited, if any, perquisites or other personal benefits to our executive officers;
•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any “gross-ups” on any severance or change in control payments or benefits;
•

“Double-Trigger” Change in Control Arrangements. The vast majority of change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives;
•

Executive Officer Stock Ownership Guidelines. We maintain formal guidelines for ownership of shares of our common stock by our executive officers. See “Executive Officer Stock Ownership Guidelines” below for further details; and

•

Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and members of the Board, from hedging or pledging our securities, including the purchase of securities on margin, unless approved in advance by a designated clearance officer. For additional details, see “Insider Trading Policy” below.

Pay for Performance

We believe our executive compensation program for 2021 was reasonable and competitive, and appropriately balanced the goals of attracting, motivating, rewarding, and retaining our named executive officers within the context of effective cost management. To ensure our named executive officers’ interests were aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity was “at-risk,” and the actual payment was commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan plus stock options and RSU awards that are utilized to deliver long-term incentive compensation opportunities. As of 2022, as referenced above, we will be including PRSU awards in our overall long-term incentive compensation opportunities. We believe that stock options and RSU and PRSU awards are key incentives for our named executive officers to drive long-term stockholder value creation. To ensure that we remain faithful to our compensation philosophy, our compensation committee will continue to evaluate the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and ultimately realized) from such awards in subsequent years, and our total stockholder return over this period.

Program Design

We structure the annual compensation of our named executive officers using three principal elements: base salaries, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of stock options and RSU awards, and starting in 2022, PRSU awards. As referenced, we emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan, as well as the stock options, time-based RSU awards, and PRSU awards that we use to deliver long-term incentive compensation opportunities.

While our compensation committee does not have any formal policies for allocating compensation among the three components, our compensation committee reviews relevant market compensation data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that our compensation is competitive and that we are able to attract and retain capable named executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

Consideration of 2021 Advisory Say-On-Pay Vote; Frequency of Say-On-Pay Vote

We hold an annual advisory stockholder vote to approve our named executive officer compensation and will continue to do so until we receive the results of our next say-on-pay frequency vote, which is scheduled to be held in 2023. On May 26, 2021, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders approved the compensation of our named executive officers, with over 91% of the stockholder votes that were cast being voted in favor of our 2021 say-on-pay resolution. Noting the favorable result of this vote, for 2021, our compensation committee retained our general approach to our executive compensation program.

Governance of Executive Compensation Program

Role of our Compensation Committee

The Board established our compensation committee for the purposes of:

•	overseeing, evaluating, and approving our compensation and benefits policies generally;
•	overseeing, evaluating, and approving our compensation plans, policies, and programs applicable to our executive officers;
•	overseeing, evaluating, and recommending to our full board of directors for approval compensation plans and arrangements for the non-employee members of the Board;
•	determining and overseeing the process of evaluating the performance of our CEO and our other executive officers, including setting compensation for our CEO and our other executive officers; and
•	overseeing the preparation of, reviewing, and recommending the inclusion of this Compensation Discussion and Analysis in our Annual Reports on Form 10-K, proxy statements, and information statements.

Compensation Committee Processes and Procedures

Our compensation committee generally meets at least once in the first quarter of the year, and again throughout the year as needed. The agenda for each meeting is usually developed by the Chair of our compensation committee, in consultation with our CEO and other members of management. From time to time, members of management and other employees as well as outside advisors or consultants are invited by our compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our compensation committee also meets regularly in executive session.

Our CEO may not participate in, or be present during, any deliberations or determinations of our compensation committee regarding his compensation. The charter of our compensation committee grants the committee full access to all books, records, facilities, and personnel of the Company. In addition, under the charter, our compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that our compensation committee considers necessary or appropriate in the performance of its duties. Our compensation committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our compensation committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to our compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the factors specified in Nasdaq Listing Rule 5605(d)(3)(D) or any successor provision, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

Our compensation committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards, and establish new performance objectives at one or more meetings typically held during the first quarter of the year. However, our compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, our compensation committee’s decision-making process comprises two related elements: the determination of compensation levels and the establishment and measurement of performance objectives for the current year.

For executive officers other than our CEO, our compensation committee solicits and considers evaluations and recommendations submitted to our compensation committee by our CEO. In the case of our CEO, the evaluation of his performance is conducted by our compensation committee, obtaining feedback on performance from both company directors and his direct reports, which determines his compensation as well as any equity awards to be granted to him. For all executive officers and directors as part of its deliberations, our compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to the executive officers in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of our compensation committee’s compensation consultant, including analyses of executive and director compensation paid at compensation peer group companies.

Role of Compensation Consultant

In 2021, our compensation committee retained Compensia, Inc., a national compensation consulting firm, to serve as its compensation consultant. Compensia serves at the discretion of our compensation committee. During 2021, Compensia regularly attended the meetings of our compensation committee (both with and without management present) and provided the following services:

•	consulting with our compensation committee Chair and other members between compensation committee meetings;
•	reviewing and recommending updates to the compensation peer group;
•

providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives, including review of the Company bonus plan;

•	providing competitive market data and analysis for the position of CEO;
•	providing competitive market data and input on alternatives for retention compensation programs;
•	review and analysis of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers; and
•	assessing executive compensation trends within our industry and providing updates on corporate governance and regulatory issues and developments.

At the request of our compensation committee, Compensia also conducted discussions with members of our compensation committee and senior management to learn more about the Company’s business operations and strategy, key strategic goals, as well as the labor markets in which the Company competes. Compensia provided market data and advice relating to executive compensation strategy, incentive design, and compensation mix. In each case, our compensation committee approved the final cash and equity compensation awards for our executive officers following review of the compensation consultant materials.

In 2021, Compensia’s consulting services were limited to our compensation committee, which regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive and non-employee director compensation. In 2021, our compensation committee considered the six specific independence factors adopted by the SEC and Nasdaq, including the factors specified in Nasdaq Listing Rule 5605(d)(3)(D), and determined that the work of Compensia raised no conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of comparable companies. This compensation peer group consists of biotechnology and pharmaceutical companies that are similar to us in terms of revenue, market capitalization, and number of employees at the time of the evaluation.

Initially in 2021, based on a review conducted by our compensation consultant in September 2020, our compensation committee used the following compensation peer group to assist with the determination of the compensation for our executive officers:

ACADIA Pharmaceuticals	Immunomedics
Acceleron Pharma	Intercept Pharmaceuticals
Agios Pharmaceuticals	Ionis Pharmaceuticals
Amicus Therapeutics	Nektar Therapeutics
Biohaven Pharmaceuticals	Neurocrine Biosciences
bluebird bio	PTC Therapeutics
Blueprint Medicines	Sage Therapeutics
Exelixis, Inc.	Sarepta Therapeutics
Global Blood Therapeutics	Ultragenyx Pharmaceutical
Halozyme Therapeutics

In October 2021, our compensation committee reviewed and updated the compensation peer group. In revising the compensation peer group, the following criteria were considered in identifying comparable companies:

•	similar industry – biotechnology or pharmaceuticals;
•	FDA phase of lead product candidate – pending approval or commercial;
•	similar revenue size – approximately 4x the next fiscal year estimated 2022 revenue (up to $1.0 billion);
•	similar market capitalization – 1/3 to approximately 3.0x our current market capitalization ($365 million to $3.3 billion);
•	headcount – approximately 1/3 to 3.0x our headcount (198 to 1,797 employees);
•	therapeutic area – companies with a hematology or oncology product focus; and
•	research-oriented companies with active clinical trials (>4).

Following the consultation with Compensia, our compensation committee approved the following compensation peer group for use during the remainder of 2021:

ACADIA Pharmaceuticals	G1 Therapeutics
Agios Pharmaceuticals	Global Blood Therapeutics
Amicus Therapeutics	Intercept Pharmaceuticals
bluebird bio	Ionis Pharmaceuticals
Blueprint Medicines	MannKind
Clovis Oncology	Nektar Therapeutics
Eagle Pharmaceuticals	PTC Therapeutics
Epizyme	Rigel Pharmaceuticals
Exelixis, Inc.	Sage Therapeutics

To analyze the compensation practices of the companies in our compensation peer group, our compensation committee’s compensation consultant gathered data from public filings (primarily proxy statements) and the Radford Global Life Science Survey, including review of data from companies with 200 – 2,500 employees where peer SEC filing data was not available. This market data was then used as a reference point for our compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

Our compensation committee reviews the compensation peer group annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

2021 Company Achievements and Results

Consistent with our compensation philosophy and objectives, our compensation committee considered Company performance in 2021 when setting compensation for the year. In 2021, despite the COVID-19 pandemic, which significantly impacted enrollment in some of our clinical studies, we continued to advance our key programs, obtaining marketing approval for roxadustat in Europe, meaningfully increasing roxadustat sales in China, advancing our Phase 3 clinical studies with pamrevlumab, and expanding and advancing our preclinical pipeline.

Our key operational results were as follows:

•

We achieved European Commission approval for EVRENZO™ (roxadustat) for the treatment of adult patients with symptomatic anemia associated with CKD in August 2021 in collaboration with our partner Astellas. Astellas has now launched EVRENZO in Germany, the United Kingdom, Netherlands, Austria, and the Nordic countries.

•

Total 2021 roxadustat net sales in China of $186.1 million by FibroGen and the distribution entity jointly owned by FibroGen and AstraZeneca, compared to $72.5 million in the full year 2020. This represents a year-over-year increase of 157%[4],[5].

•	In the fourth quarter of 2021, roxadustat was again included in China’s National Healthcare Security Administration National Reimbursement Drug List.
•	The FDA issued a CRL regarding the NDA for roxadustat for the treatment of anemia of CKD.
•	Pamrevlumab was granted Fast Track and Rare Pediatric Disease designations from the FDA for the treatment of DMD.
•	Completed sufficient enrollment of the ZEPHYRUS-1 Phase 3 clinical trial of pamrevlumab in patients with IPF to enable completion of enrollment in the second quarter of 2022.
•	Completed enrollment of the LAPIS Phase 3 clinical trial of pamrevlumab in patients with locally advanced unresectable pancreatic cancer (LAPC).
•	Completed sufficient enrollment of the LELANTOS-1 Phase 3 clinical trial of pamrevlumab in patients with DMD to enable completion of enrollment in the first quarter of 2022.
•	Initiated the LELANTOS-2 Phase 3 clinical trial of pamrevlumab in ambulatory patients with DMD in the first quarter of 2021.
•	Included pamrevlumab in the Pancreatic Cancer Action Network's (PanCAN) Precision PromiseSM adaptive trial platform evaluating pamrevlumab for patients with metastatic pancreatic cancer.
•	Announced positive topline results from the WHITNEY Phase 2 clinical study of roxadustat, for the treatment of patients with chemotherapy-induced anemia.

[4]

Total roxadustat net sales in China includes sales made by the distribution entity as well as FibroGen China’s direct sales, each to its own distributors. The distribution entity jointly owned by AstraZeneca and FibroGen is not consolidated into FibroGen’s financial statements.

[5]

Roxadustat net transfer price from sales to the distribution entity jointly owned by FibroGen and AstraZeneca was $62.8 million for the full year of 2021. From the net transfer price, FibroGen defers a certain portion for revenue recognition purposes under U.S. GAAP. FibroGen reported $47.6 million in roxadustat net product revenue for the full year of 2021.

•	Completed enrollment of the ASPEN and DENALI Phase 3b roxadustat clinical trials with dialysis organizations in dialysis patients with anemia of CKD.
•

Entered into a license agreement with HiFiBiO to advance next generation therapies for patients with cancer and autoimmune disease, receiving a license to their Galectin-9 program and an exclusive option to license two other programs. Based on our collaborative efforts following the execution of this agreement, we exercised our option for a license for the CCR8 program in the first quarter of 2022.

•

To ensure longer-term financial viability, the Company implemented a cost-cutting program in the fourth quarter of 2021 that included both headcount and other cuts that reduced expenses by over $100 million annually for three years against the Company’s plan.

•	Published eight roxadustat Phase 3 manuscripts on the treatment of anemia of CKD in peer-reviewed medical journals.
•

Presented, individually and with our roxadustat collaboration partners, a total of 40 posters and presentations at scientific conferences, including for pamrevlumab at Parent Project Muscular Dystrophy, and for roxadustat at Annual Conference, the American Society of Nephrology Kidney Week 2021 Virtual Conference, the 58th European Renal Association-European Dialysis and Transplant Association Virtual Congress, the National Kidney Foundation Virtual Spring Clinical Meetings, and the International Society of Nephrology World Congress of Nephrology.

In 2021, in addition to the standard primary elements of our executive compensation program, consisting of base salary, an annual cash bonus opportunity, long-term incentive compensation in the form of stock options and RSU awards, we also granted short-term performance retention and other retention incentive compensation awards, as described more fully above in 2021 Executive Compensation Overview and Retention-Focused Incentive Compensation. When selecting and setting the amount of each compensation element for 2021, our compensation committee considered the following factors:

•	our performance against the applicable operational and financial objectives established by our compensation committee and the Board, see “2021 Company Achievements and Results” above;
•

each individual executive officer’s skills, experience, and qualifications and the scope of each executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values, see “—2021 Bonus Plan Payments — Individual Performance Achievements” below;

•	compensation parity among our executive officers; and
•	compensation practices of our compensation peer group and positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals.

Generally, we establish the initial base salaries of our executive officers through arm’s length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, our compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2021, our compensation committee reviewed the base salaries of our then-named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, our compensation committee determined that adjustments were necessary to maintain the competitiveness of our named executive officers’ base salaries and, consequently, decided to increase the base salaries of certain of our named executive officers from their 2020 levels.

For Mr. Graham, who joined FibroGen in September 2021, Compensia prepared and provided to our compensation committee a market analysis that was considered as part of the determination of his compensation. Additional considerations were his current or historical compensation and retention provisions. Following review of these factors, our management made recommendations to our compensation committee, who then reviewed and discussed these factors and made a final determination for the compensation of Mr. Graham.

The base salaries of our named executive officers for 2021 were set or adjusted as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percentage Adjustment
Mr. Conterno	$800,000	$825,000	3.1%
Ms. Chung	$480,000	$490,000	2.1%
Mr. Cotroneo	$508,000	$515,000	1.4%
Dr. Eisner (1)	$600,000	$600,000	0.0%
Mr. Graham (2)	$-	$470,000	0.0%
Dr. Kouchakji	$570,000	$570,000	0.0%
Mr. Wettig	$500,000	$510,000	2.0%
(1)	Dr. Eisner was hired on December 1, 2020 and thus did not have his salary adjusted for 2021.
(2)	Mr. Graham was hired September 7, 2021.

Annual Cash Bonuses

For 2021, the 2021 Bonus Plan was the single cash bonus plan for our employees, including our named executive officers. The Board and our compensation committee designed the 2021 Bonus Plan to motivate our eligible employees to achieve the following objectives, which align with our compensation philosophy:

•	provide a focus within the Company on the achievement of our corporate goals;
•	provide a clear link between the achievement of our corporate goals and the bonus payments to all eligible employees;
•	motivate and reward our employees who contribute to and achieve our corporate goals for the year; and
•	enable us to attract and retain high-quality employees.

The terms of the 2021 Bonus Plan include each participant’s target annual cash bonus opportunity and the formula for determining bonus payments based on corporate goals and individual goals. Whether a participant received an annual cash bonus payment pursuant to the 2021 Bonus Plan was determined by our compensation committee, in its sole discretion, based upon its assessment of our actual performance as measured against all of the corporate performance goals established for 2021, the participant’s individual goal achievement, as well as the recommendations from our CEO with respect to a specific employee’s performance.

The target annual cash bonus opportunities of our named executive officers for 2021 were as follows, which were set at the same target levels for their respective seniority levels as in 2020 (whether or not they served in such position) and were within the ranges used by the companies in our compensation peer group:

Named Executive Officer	2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2021 Target Annual Cash Bonus Opportunity ($)
Mr. Conterno	75%	$618,750
Ms. Chung	50%	$245,000
Mr. Cotroneo (1)	50%	$257,500
Dr. Eisner	50%	$300,000
Mr. Graham (2)	50%	$74,685
Dr. Kouchakji	50%	$285,000
Mr. Wettig	50%	$255,000

(1)

Mr. Cotroneo’s bonus was assessed and paid based on the terms of his Transition Agreement, under which his individual performance was assessed based on his performance during his tenure as Chief Financial Officer, which ended on September 6, 2021.

(2)

Mr. Graham was hired on September 7, 2021 and therefore his target bonus was prorated based on his hire date. Separately, Mr. Graham received a sign-on bonus in the amount of $300,000 payable in installments, with the first installment of $150,000 paid 30-days after his commencement of employment, a second installment of $75,000 paid on March 15, 2022, and the last installment of $75,000 payable one year after the date of his hire.

Corporate Performance Goals

The corporate performance goals under the 2021 Bonus Plan and, in the case of quantifiable goals, the related target levels, were selected by the Board based on our corporate priorities, goals, and objectives. These corporate performance goals included goals related to:

•	key regulatory milestones relating to approval of roxadustat program in the U.S. and Europe;
•	achievement of commercial targets and enhancement of our roxadustat business in China;
•	achievement of enrollment targets for pamrevlumab for the treatment of idiopathic pulmonary fibrosis, pancreatic cancer, and DMD;
•	ensuring long-term supply of pamrevlumab; and
•	achievement of human capital-related efforts, including attracting, developing, and engaging a diverse, talented employee base.

In selecting these corporate performance goals, our compensation committee believed that they were appropriate drivers for our business as they provided a balance between strengthening our financial position, moving our various products through the research and development process and towards commercial acceptance, and growing our business, which enhance stockholder value over the short-term and long-term. Individual goals are given weightings as part of the goal setting process, and performance is assessed against the goal achievement, including over- and under-achievement. The related target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set.

Individual Performance Achievements

Consistent with our compensation philosophy and objectives, our compensation committee considered the following key achievements of our named executive officers during 2021 when determining the payouts under our 2021 Bonus Plan.   The summary of our named executive officer achievements below does not include Dr. Kouchakji, who unfortunately passed away in May 2021.

•

Mr. Conterno – Mr. Conterno was recognized for his efforts in leading the Company to achieve its corporate goals, and his bonus was fully based on the corporate goal achievement. A key goal for the Company in 2021 was to achieve regulatory approval for roxadustat in both the U.S. and Europe – and while we did achieve an approval in Europe, in the U.S. we received a CRL and did not receive regulatory approval. Other goals for 2021 included achieving enrollment targets in our pamrevlumab Phase 3 studies for which we achieved the target for both our idiopathic pulmonary fibrosis and locally advanced unresectable pancreatic cancer studies, but lagged slightly in our DMD study. Other goals included advancing enrollment in our Phase 3 MDS study, advancing programs in our preclinical pipeline to IND-enabling studies, advancing our commercial plan for pamrevlumab, in achieving roxadustat revenues in China and other metrics toward roxadustat sustainability in China, ensuring long-term supply of pamrevlumab, human resource projects targeted to attract, develop, engage and retain a diverse employee base.

•

Ms. Chung – Ms. Chung was recognized for a variety of roxadustat commercial related activities, including the achievement of roxadustat sales in China, the re-inclusion of roxadustat in the 2021 National Drug Reimbursement List, her work to develop and implement a strategic plan, including around the long-term value creation within the China business, as well as human resources related activities to embody the Company’s vision and values, and to seek government benefits associated with the Company’s status as an innovative biopharmaceutical company.

•

Mr. Cotroneo – Mr. Cotroneo was recognized for his efforts toward hiring of key finance employees, planning for implementation of an ERP system in the U.S., implementing and updating of human resource and lease accounting systems, risk management development activities, including for cybersecurity and commercial compliance, real estate efforts, investment management, and support for China commercialization.

•

Dr. Eisner – Dr. Eisner was recognized for his clinical and regulatory efforts in support of the roxadustat MAA in Europe and the U.S. NDA, with the understanding that he had joined the Company immediately prior to the original PDUFA date for roxadustat in the U.S., the enrollment of patients in the clinical studies of pamrevlumab for the treatment of idiopathic pulmonary fibrosis, locally advanced unresectable pancreatic cancer, and DMD Phase 3 studies, the development of the medical affairs group, for achievements relating to people including talent management and enhancing the commitment to diversity, equity and inclusion, for efforts to expand the pipeline, both in pre-clinical efforts and decision-making around additional indications for roxadustat, and for the establishment of a development committee.

•

Mr. Graham – Mr. Graham was recognized for his delivery on strategic and operational activities, including relating to the remediation of the Company’s material weaknesses, development of a plan for SAP implementation, organization of efforts relating to strategic initiatives and mitigation of compliance risks in the context of staff turnover, as well as performing key assessments and development of plans as part of onboarding relating to key stakeholders.

•

Mr. Wettig – Mr. Wettig was recognized for his efforts toward commercial readiness in the U.S. both for roxadustat and pamrevlumab, pamrevlumab readiness beyond the U.S. for which he advanced the commercial plan across multiple indications, for development of the Company’s strategic long range plan that addresses corporate priorities, for efforts to support the roxadustat approval in the U.S., including delivery of a compelling unmet need narrative and content in preparation for the advisory committee meeting, and for developing functional excellence in and strengthening the commercial team as well as championing the Company’s vision and values.

2021 Bonus Plan Payments

Our 2021 Bonus Plan consists of individual goals and major corporate objectives to determine overall bonus awards for participants in the 2021 Bonus Plan, including our executive officers. After consultation with and giving consideration to the recommendations of our CEO, our compensation committee determined that the amounts to be paid under the 2021 Bonus Plan would generally be determined based upon the achievement of both individual and corporate goals. For our CEO, the payout was based 100% on the corporate goal achievement, and for our other named executive officers eligible to receive a bonus, the payout was based 80% on corporate goal achievement, and 20% individual goal achievement. The actual bonus payout percentage and individual awards are determined by our compensation committee based on its assessment of corporate goal achievement, and individual goal achievement based on recommendations of our CEO (other than for our CEO) at a pre-established percentage for each participant, based on their position level.

After assessing the Company’s performance for the year, as detailed above in “—Executive Summary—2021 Achievements,” our compensation committee determined the aggregate level of corporate goal achievement for the Company was 68.3% of the target levels. There were nine corporate goals in 2021, divided into the categories of regulatory, clinical development/research, China, commercial, manufacturing, and people.

Our regulatory goals focused on the achievement of approval of roxadustat for CKD anemia in the U.S. and Europe, while our clinical development/research milestones focused on the achievement of enrollment targets in our Phase 3 programs of pamrevlumab for the treatment of idiopathic pulmonary fibrosis, locally advanced unresectable pancreatic cancer, and DMD, and anemia of MDS, and the advancement of our preclinical programs. The 2021 China goals included goals relating to the achievement of commercial sales revenue in China, other projects to support the sustainability of our roxadustat business in China, advancing our commercial plan for pamrevlumab, achieving roxadustat revenues in China and other metrics toward roxadustat sustainability in China, ensuring long-term supply of pamrevlumab, human resource projects targeted to attract, develop, engage and retain a diverse employee base.

As noted in the Executive Summary above, in 2021, we had both successes and challenges, as we achieved some goals and failed to fully achieve others. All goals were determined to have been achieved to at least a 40% achievement level, and there was over-achievement up to the 110% level for one goal. More specifically, our regulatory goal targeting roxadustat approval was deemed to be achieved only at 40% as roxadustat was approved in Europe, but did not receive regulatory approval in the U.S. We also had difficulty meeting enrolment targets in our Phase 3 anemia of MDS study, and that goal was scored at 50% achievement. All other goals were met or largely met, with achievement scored between 91% and 110%, including key goals relating to pamrevlumab Phase 3 enrollment and our China program revenue and sustainability.

Based on our compensation committee’s review of Company performance and the performance of our eligible named executive officers against their individual goals, Mr. Cotroneo had his bonus paid at 72.9% of his target level, with his individual goal achievement at 91.5%; Ms. Chung had her bonus paid at 73.8% of her target level, with her individual goal achievement at 95.8%; Dr. Eisner had his bonus paid at 72.7% of his target level, with his individual goal achievement at 90.5%; Mr. Graham had his bonus paid at 74.6% of his prorated target bonus, with his individual goal achievement at 100%; and Mr. Wettig had his bonus paid at 73.2% of his target level, with his individual goal achievement at 92.8%.

The target annual cash bonus opportunities and the actual cash bonus payments made to our named executive officers for 2021 were as follows:

Named Executive Officer	Target 2021 Cash Bonus Opportunity ($)	Payment Percentage for Corporate Performance Goals (80% of Bonus)(1)	Payment Percentage for Individual Performance Goals (20% of Bonus)(1)	Total Performance Achievement (%)	Actual 2021 Cash Bonus Payment ($)
Mr. Conterno	$618,750	68.3%	N/A	68.3%	$422,297
Ms. Chung	$245,000	68.3%	95.8%	73.8%	$180,707
Mr. Cotroneo (2)	$257,500	68.3%	91.5%	72.9%	$187,718
Dr. Eisner	$300,000	68.3%	90.5%	72.7%	$218,100
Mr. Graham (3)	$74,685	68.3%	100.0%	74.6%	$55,715
Dr. Kouchakji (4)	$285,000	N/A	N/A	N/A	$-
Mr. Wettig	$255,000	68.3%	92.8%	73.2%	$186,533

(1)	Target annual cash bonus for our CEO is based 100% on corporate goal achievement.
(2)

Mr. Cotroneo’s bonus was assessed and paid based on the terms of his Transition Agreement, under which his individual performance was assessed based on his performance during his tenure as Chief Financial Officer, which ended on September 6, 2021.

(3)	Mr. Graham was hired on September 7, 2021 and therefore his target bonus was prorated based on his hire date.
(4)	Dr. Kouchakji passed away in May 2021 and thus did not receive a bonus.

Long-Term Incentive Compensation

Our compensation committee believes long-term incentive compensation is an effective means for focusing our executive officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Currently, our compensation committee uses equity awards in the form of stock options, RSU awards and PRSU awards to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time.

Our compensation committee believes stock options provide an effective performance incentive because our executive officers derive value from their options only if our stock price increases (which benefits all stockholders) and they remain employed with us beyond the date that their options “vest” (that is, become exercisable). Our compensation committee also believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock remains stable or declines. As noted above, starting in 2022, we are including PRSUs as part of our long-term incentive compensation program, which will further align executive incentives with stockholder interests.

As with their other elements of compensation, our compensation committee determines the amount of annual long-term incentive compensation for our continuing executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own equity award), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above. With respect to the executive officers hired in 2021, our compensation committee determined the amount of their annual long-term incentive compensation after taking into consideration a competitive market analysis prepared by its compensation consultant, current market practice for companies in the San Francisco Bay Area hiring individuals for comparable positions, the equity compensation that they were leaving behind at their former employers, the projected impact of the proposed awards on our earnings, our burn rate and overhang in relation to the companies in our compensation peer groups, and the recommendations of our CEO.

Based on the determination of our compensation committee, the following equity awards were granted on February 24, 2021 to our then-named executive officers, and to Mr. Graham, who received his equity awards upon hire on September 7, 2021:

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of our Common Stock (number of shares)	Equity Awards (grant date fair value)
Mr. Conterno	164,000	82,000	$9,079,696
Ms. Chung	41,700	21,700	$2,353,737
Mr. Cotroneo	41,700	21,700	$2,353,737
Dr. Eisner (1)	-	-	$-
Mr. Graham (2)	196,000	35,000	$1,880,516
Dr. Kouchakji	39,900	20,800	$2,254,082
Mr. Wettig	32,100	16,500	$1,801,039
(1)	Dr. Eisner was hired on December 1, 2020 and thus did not receive annual equity award in February 2021.
(2)	Mr. Graham was hired on September 7, 2021 and received new hire equity awards at that time.

The stock options in the table above have an exercise price of $53.01 per share, the closing price of our common stock on February 24, 2021, other than for Mr. Graham, whose stock option has an exercise price of $12.41 per share, the closing price of our common stock on September 7, 2021, and vest as to one-quarter of the shares of our common stock subject to the stock options on March 1, 2022, except for Mr. Graham, whose option vests as to one-quarter of the shares of our common stock subject to the stock options on September 7, 2022, and as to one-sixteenth of the shares subject to the stock options quarterly thereafter, contingent on continued employment as of each vesting date. The RSU awards vest as to one-quarter of the units subject to the awards on March 6, 2022, except for Mr. Graham, whose RSU award vests as to one-quarter of the units subject to the award on September 7, 2022, and as to one-sixteenth of the units subject to the awards quarterly thereafter, contingent on continued employment as of each vesting date. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.

Retention-Focused Incentive Compensation

As described in detail above in the section “—Executive Summary—Retention Focused Incentive Compensation” in 2021, in the context of the uncertainty surrounding the roxadustat U.S. FDA approval process, and the ultimate receipt of the CRL, in addition to our standard approach to compensation, our compensation committee added two additional forms of compensation for certain of our named executive officers, focused largely on retention for executives involved in driving near- and long-term value for shareholders in key areas of our business.

These awards were granted in recognizing the limited retention value of the existing equity awards for the named executive officers given the drop in the Company’s stock price, and in the context of both the “great resignation” and a job market in the life sciences industry that made it challenging to retain employees across the industry. In addition, it was vital for the Company to retain key members of the team and management, as new hires in the context of the CRL would be challenging, and would be expensive and of limited utility at a time when cost-cutting and headcount reductions were necessary. To ensure longer-term financial viability, in the fourth quarter of 2021, the Company implemented a cost-cutting program that included both headcount and other cuts that reduced expenses by over $100 million annually for three years against the Company’s plan.

Notably, at his request, the compensation committee did not include our CEO as a recipient of either of these additional incentive compensation award programs.

•	Short Term Performance Incentive Compensation – May 2021
o

These awards were granted in May 2021 after we issued the April 6, 2021 press release and the FDA notified us it would convene an Advisory Committee meeting. The compensation committee granted to the named executive officers, excluding our CEO, stock option awards for which vesting would be dependent on an FDA approval of roxadustat.

o

The specific short-term performance incentive compensation awards granted were in the form of stock options, 50% of which were to vest on U.S. FDA approval of the roxadustat NDA on or prior to December 31, 2021, and 50% of which were to vest one year after such approval. Since roxadustat did not receive NDA approval, these awards did not vest.

May 2021 Performance Incentive Grants

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Equity Awards (grant date fair value)
Ms. Chung	49,410	$464,948
Mr. Cotroneo	49,410	$464,948
Dr. Eisner	69,320	$652,301
Mr. Graham (1)	-	$-
Dr. Kouchakji	47,300	$445,093
Mr. Wettig	51,080	$480,663
(1)	Mr. Graham was hired on September 7, 2021.

•	Retention Incentive Compensation – October 2021
o

These awards were granted in October 2021 following the receipt of the CRL, which further depressed the Company’s stock price such that all prior stock option grants for all employees were “under water”, and the value of restricted stock awards was a fraction of the intended value at the time of grant.

o

These awards targeted a limited subset of our named executive officers, and with awards granted only to Dr. Eisner and Ms. Chung who were viewed by the compensation committee as fundamental to execution of key value drivers for the Company, namely the Company’s pamrevlumab Phase 3 development programs, and the Company’s China roxadustat commercial efforts, which were facing a significant challenge in light of the CRL.

o

The retention awards granted were in the form of both stock options and RSU awards which may be settled in shares of our common stock, with twenty-five percent of the RSUs vesting on each December 31, 2021, March 31, 2022, September 30, 2022 and March 31, 2023, and fifty percent of the shares subject to the option vesting on each September 30, 2022 and March 31, 2023.

October 2021 Retention Incentive Grants

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of our Common Stock (number of shares)	Equity Awards (grant date fair value)
Ms. Chung	32,360	54,170	$723,897
Dr. Eisner	44,520	74,520	$995,862

Severance and Change in Control Payments and Benefits

Our executive officers are party to change in control severance agreements with us, the terms of which were established in 2014, and subsequently amended in 2016 and in 2019, in each case after consultation with our compensation consultant and review of compensation peer group data. These agreements provide for certain payments and benefits, which may include cash severance, equity acceleration, and certain other payments and benefits in connection with a CIC Termination, or Ordinary Course Termination (each as described and defined below in the section entitled “Change in Control Arrangements”). Each of our executive officers holds stock options under one or both of our Amended and Restated 2005 Stock Plan (the “2005 Plan”) and the 2014 Plan, as well as RSU awards under the 2014 Plan, both of which will accelerate in full upon a CIC Termination, and for which a limited portion will accelerate upon a Termination During 12 Months After CEO Change. See “Change in Control Arrangements” below for specific details of these severance and change in control payments and benefits for our named executive officers.

Given the nature of the industry in which we participate and the range of strategic initiatives that we may explore, we believe these severance and change of control payments and benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following a termination of employment without “cause” or resignation with “good reason” in connection with or following a change of control of the Company, these severance and change of control payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these severance and change of control payments and benefits, we believe we can mitigate the distraction and loss of our executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Other Compensation Practices

Welfare and Health Benefits; Section 401(k) Plan

We maintain a Section 401(k) plan that provides eligible U.S. employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Commencing in 2014, active contributing participants in our 401(k) plan are eligible to receive employer-matching contributions of up to 2%, 4%, or 6% of base salary, depending upon the participant’s number of years of service. Employer matching contributions are subject to applicable annual Internal Revenue Code of 1986, as amended (the “Code”) limits and are fully vested when made.

In addition, our executive officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2021, none of our named executive officers received perquisites or other personal benefits, other than tax gross-up payments provided in the limited contexts of relocation and global mobility. Dr. Kouchakji’s estate received no benefits other than those due to him under the Company’s compensation and benefit plans and policies.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Global Mobility Tax Gross Up

We have a global mobility program for employees spending a significant amount of time in China. Under this program, we calculate potential tax liability to China for compensation received as a result of time spent in China. FibroGen pays that liability on behalf of the employees to the Chinese tax authority. Because this is considered taxable income in the U.S., and there is no offset to their U.S. income taxes as a result of the China tax, FibroGen grosses up the amount for the China tax obligation, so that the employee does not incur additional expense due to their service on behalf of the Company. During 2021, Ms. Chung, our Senior Vice President, China Operations, participated in the global mobility program.

Insider Trading Policy; Prohibition on Hedging and Pledging

Our Insider Trading Policy prohibits hedging, pledging or short selling of our securities, the trading of any derivative securities related to our equity securities at any time, or, unless approved in advance by a designated clearance officer, purchases of our securities on margin. These restrictions apply to any shares held, directly or indirectly, by any employee, including officers, or non-employee member of the Board, and any shares granted to any employee, including officers, or non-employee member of the Board, as part of their compensation.

Executive Officer Stock Ownership Guidelines

We maintain formal guidelines for ownership of shares of our common stock by our executive officers. These guidelines require our CEO to achieve and maintain ownership of shares valued at five times his base salary, and other executive officers to achieve and maintain ownership of shares valued at their base salary, within five years of adoption of the policy or promotion to a covered role. Shares owned outright and unvested RSU awards apply towards the calculation of compliance with the guidelines. The average tenure of our named executive officers in 2021 was approximately 6.77 years. Each of our named executive officers has either established a significant ownership position in the Company or, in the case of Mr. Conterno, Mr. Wettig, and Dr. Eisner who were hired in 2020 and Mr. Graham who was hired in 2021, is expected to achieve the targeted stock ownership in accordance with our stock ownership guidelines timeline requirements. Each of our named executive officers who has been with us for more than five years is in compliance with the ownership requirements of the guidelines.

Analysis of Risks Presented by our Compensation Program and Policies

Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation program does not encourage excessive or inappropriate risk taking and that the level of risk that it does encourage is not reasonably likely to have a material adverse effect on us. Our compensation program consists of both fixed and variable compensation. The fixed (base salary) portion is designed to provide a steady income regardless of our stock price performance so that our executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate our executives to produce positive short-term and long-term corporate results, while the fixed element is also sufficiently high such that our executives are not encouraged to take unnecessary or excessive risks in doing so. Because our executive officers receive a significant portion of their compensation in the form of equity, with multiple year vesting, this discourages them from making short-term decisions that may result in long-term harm to the organization. Further, the performance goals used to determine the amount of an executive officer’s cash bonus are measures that our compensation committee believes contribute to long-term stockholder value creation and promote the continued viability of the Company and are often focused on key events related to the overall success of our product development. Finally, compensation decisions include subjective considerations, which help to constrain the influence of formulas or objective factors on excessive risk taking.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m) of the Code.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of the Board who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a Change in Control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 during 2021, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 for our stock-based compensation awards. Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of the Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our compensation committee hereby recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the members of our compensation committee:

Suzanne Blaug, Chair

Aoife Brennan, M.B., B.Ch.

Gerald Lema

Rory B. Riggs

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2021 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our named executive officers for 2021, 2020, and 2019.

Named Executive Officer	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All other Compensation ($)(4)	Total ($)
Enrique Conterno (5)	2021	$825,000	$-	$4,346,820	$4,732,876	$422,297	$58,110	$10,385,103
Chief Executive Officer	2020	$790,909	$250,000	$2,601,000	$8,024,850	$554,400	$46,460	$12,267,619
Christine L. Chung	2021	$490,000	$-	$1,688,225	$2,031,863	$180,707	$336,349	$4,727,144
Senior Vice President, China Operations	2020	$480,000	$-	$1,056,400	$1,061,723	$233,568	$47,916	$2,879,607
	2019	$440,000	$-	$2,522,520	$1,366,680	$243,320	$17,766	$4,590,286
Pat Cotroneo	2021	$515,000	$-	$1,150,317	$1,845,874	$187,718	$57,824	$3,756,733
Chief Financial Officer	2020	$508,000	$-	$1,056,400	$1,061,723	$230,937	$58,959	$2,916,018
	2019	$490,000	$-	$1,782,963	$1,769,851	$264,600	$18,972	$4,326,386
Mark Eisner, M.D., M.P.H.(6)	2021	$600,000	$1,000,000	$739,984	$1,157,212	$218,100	$52,310	$3,767,606
Chief Medical Officer	2020	$50,000	$500,000	$1,443,750	$1,919,616	$-	$4,291	$3,917,657
Juan Graham (7)	2021	$149,546	$150,000	$434,350	$1,446,166	$55,716	$22,179	$2,257,957
Chief Financial Officer
Elias Kouchakji, M.D. (8)	2021	$213,750	$-	$1,102,608	$1,766,492	$-	$103,257	$3,186,107
Senior Vice President, Clinical Development,	2020	$570,000	$-	$990,375	$1,001,625	$259,065	$64,215	$2,885,280
Drug Safety, and Pharmacovigilance	2019	$550,000	$-	$2,424,486	$1,697,417	$292,600	$20,586	$4,985,088
Thane Wettig (9)	2021	$510,000	$-	$874,665	$1,590,542	$186,533	$12,855	$3,174,595
Chief Commercial Officer	2020	$263,258	$150,000	$1,262,400	$2,159,568	$122,158	$47,610	$4,004,993

(1)

Amounts represent time-based sign-on bonuses paid to Dr. Eisner and Mr. Graham, contingent upon continued employment with FibroGen, in the amounts of $1,000,000 and $150,000, respectively. Dr. Eisner received his sign-on bonus in installments of $500,000 on March 15, 2021 and $500,000 on August 2, 2021. Mr. Graham received $150,000 upon his hire on September 7, 2021.

(2)

Reflects the grant date fair value of the stock options and RSU awards granted as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating the grant date fair value of the stock options are set forth in Note 10 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Amount represents each of our named executive officers’ annual performance-based cash bonuses.
(4)

The amounts for 2021 include the following; life insurance premiums for Messrs. Conterno, Cotroneo, Graham, and Wettig, Ms. Chung, and Drs. Eisner and Kouchakji in the amount of $3,612, $3,812, $63, $3,612, $1,932, $3,612, and $4,001 respectively; Company Section 401(k) plan contributions for Messrs. Conterno, Cotroneo, Graham, and Wettig, Ms. Chung, and Drs. Eisner and Kouchakji in the amount of $11,600, $17,400, $2,350, $9,243, $2,900, $5,800, and $17,400, respectively; health insurance premiums for Messrs. Conterno, Cotroneo and Graham, Ms. Chung, and Drs. Eisner and Kouchakji in the amount of  $42,898, $36,612, $14,299, $42,898, $42,898, and $16,087, respectively; tax gross up for China global mobility program for Ms. Chung in the amount of $288,619; tax gross up relocation pay for Mr. Graham in the amount of $5,467 ($3,775 reimbursable relocation and $1,692 tax), and accrued vacation pay for Dr. Kouchakji in the amount of $65,769.

(5)	Mr. Conterno was hired as our CEO on January 6, 2020.
(6)	Dr. Eisner was hired on December 1, 2020.
(7)	Mr. Graham was hired on September 7, 2021.
(8)	Dr. Kouchakji passed away unexpectedly in May 2021.
(9)	Mr. Wettig was hired on June 22, 2020.

2021 Grants of Plan-Based Awards Table

The following table provides information with regard to each grant of plan-based award made under our 2014 Equity Incentive Plan and target bonus opportunities offered for our named executive officers during the fiscal year ended December 31, 2021.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Number of Shares of Units (#)(2)	Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Awards ($)
		Target ($)
Enrique Conterno
Stock Options	February 24, 2021	-		164,000	$53.01	$4,732,876
RSUs	February 24, 2021	-	82,000		$53.01	$4,346,820
2021 Bonus Plan		$618,750
Christine L. Chung
Stock Options	February 24, 2021	-		41,700	$53.01	$1,203,420
RSUs	February 24, 2021	-	21,700		$53.01	$1,150,317
Stock Options (5)	May 3, 2021			49,410	$22.02	$642,454
Stock Options (6)	October 4, 2021			32,360	$9.93	$185,989
RSUs (6)	October 4, 2021		54,170		$9.93	$537,908
2021 Bonus Plan		$245,000
Pat Cotroneo
Stock Options	February 24, 2021	-		41,700	$53.01	$1,203,420
RSUs	February 24, 2021	-	21,700		$53.01	$1,150,317
Stock Options (5)	May 3, 2021			49,410	$22.02	$642,454
2021 Bonus Plan		$257,500
Mark Eisner, M.D., M.P.H.
Stock Options (5)	May 3, 2021	-		69,320	$22.02	$901,333
Stock Options (6)	October 4, 2021			44,520	$9.93	$255,879
RSUs (6)	October 4, 2021	-	74,520		$9.93	$739,984
2021 Bonus Plan		$300,000
Juan Graham
Stock Options	September 7, 2021	-		196,000	$12.41	$1,446,166
RSUs	September 7, 2021	-	35,000		$12.41	$434,350
2021 Bonus Plan		$74,685
Elias Kouchakji, M.D.
Stock Options	February 24, 2021	-		39,900	$53.01	$1,151,474
RSUs	February 24, 2021	-	20,800		$53.01	$1,102,608
Stock Options (5)	May 3, 2021			47,300	$22.02	$615,018
2021 Bonus Plan		$285,000
Thane Wettig
Stock Options	February 24, 2021	-		32,100	$53.01	$926,374
RSUs	February 24, 2021	-	16,500		$53.01	$874,665
Stock Options (5)	May 3, 2021			51,080	$22.02	$664,168
2021 Bonus Plan		$255,000

(1)

The amount in the table above reflects the value of the target annual cash bonus opportunities of each respective named executive officer for the year ended December 31, 2021 under the 2021 Bonus Plan approved by our compensation committee. Such amounts may not reflect the actual payments made to our named executive officers. The 2021 bonus award amounts actually paid in 2021 to our named executive officers under the 2021 Bonus Plan are shown in the 2021 Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and the accompanying footnote. Please refer to “Compensation Discussion and Analysis – Annual Cash Bonuses” above for a description of the 2021 Bonus Plan. There are no threshold or maximum values for these cash bonus awards under the 2021 Bonus Plan.

(2)

The RSU awards granted on February 24, 2021 and September 7, 2021 vest as to one-quarter of the units subject to the awards on March 6, 2022 and September 7, 2022, respectively, and as to one-sixteenth of the units subject to the awards quarterly thereafter, contingent on our named executive officer’s continued employment as of each vesting date. RSU awards granted on October 4, 2021 are retention awards granted in the form of both stock options and RSU awards which may be settled in shares of our common stock, with 25% of the units vesting on each of December 31, 2021, March 31, 2022, September 30, 2022 and March 31, 2023, and 50% of the shares subject to the option vesting on each September 30, 2022 and March 31, 2023. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each unit that vests.

(3)

The stock options granted on February 24, 2021 and September 7, 2021 vest as to one-fourth of the shares of our common stock subject to the stock options on March 1, 2022 and September 7, 2022, respectively, and as to one-sixteenth of the shares subject to the stock options quarterly thereafter, contingent on our named executive officer’s continued employment as of each vesting date. Stock options granted on May 3, 2021 are performance-based options: 50% of which would vest on U.S. FDA approval of the roxadustat NDA on or prior to December 31, 2021, and 50% of which would vest one year after such approval. Stock options granted on October 4, 2021 are retention awards granted in the form of both stock options and RSU awards which may be settled in shares of our common stock, with 25% of the units vesting on each of December 31, 2021, March 31, 2022, September 30, 2022 and March 31, 2023, and 50% of the shares subject to the option vesting on each September 30, 2022 and March 31, 2023. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.

(4)

Stock options are granted at an exercise price equal to the fair market value of our common stock, as determined by reference to the closing price reported by the Nasdaq Global Select Market on the date of grant, which was February 24, 2021 for the annual awards granted to Mr. Conterno, Ms. Chung, Mr. Cotroneo, Dr. Kouchakji, and Mr. Wettig, May 3, 2021 for the retention awards granted to Ms. Chung, Mr. Cotroneo, Dr. Eisner, Dr. Kouchakji, and Mr. Wettig, September 7, 2021 in the case of Mr. Graham, and October 4, 2021 for the additional retention awards granted to Ms. Chung and Dr. Eisner.

(5)

Retention Awards – stock options granted on May 3, 2021 are performance-based retention awards granted in the form of stock options, with 50% of the shares subject to the option vesting on each of September 30, 2022 and March 31, 2023, for Ms. Chung, Mr. Cotroneo, Dr. Eisner, Dr. Kouchakji, and Mr. Wettig.

(6)

Retention Awards – stock options granted on October 4, 2021 are retention awards granted in the form of both stock options and RSU awards which may be settled in shares of our common stock, with 25% of the units scheduled to vest on each of December 31, 2021, March 31, 2022, September 30, 2022 and March 31, 2023, and 50% of the shares subject to the option scheduled to vest on each September 30, 2022 and March 31, 2023, for Dr. Eisner and Ms. Chung. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.

Offer Letter Agreements for At-Will Employment

We entered into initial employment offer letters with each of our current named executive officers. Each of these offer letters was approved by the Board and provides for “at-will” employment.

2021 Option Exercises and Stock Vested Table

The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers for the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Enrique Conterno	-	$-	26,250	$836,775
Christine L. Chung	-	$-	33,757	$829,137
Pat Cotroneo	-	$-	34,665	$843,312
Mark Eisner, M.D., M.P.H.	-	$-	8,750	$110,688
Juan Graham (3)	-	$-	-	$-
Elias Kouchakji, M.D.	-	$-	14,879	$496,512
Thane Wettig	-	$-	11,250	$254,531

(1)

The value realized on exercise is equal to the difference between the lower of the closing or the sale price of our common stock on the day of exercise and the option’s exercise price, multiplied by the number of shares of our common stock for which the option was exercised. None of our named executive officers exercised stock options in 2021.

(2)	The value realized on vesting is equal to the closing price of our common stock on the vesting date, multiplied by the number of shares of our common stock that vested.
(3)	Mr. Graham was hired on September 7, 2021.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2021.

				Option Awards				Stock Awards
Named Executive Officer	Grant Date (1)	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Enrique Conterno	1/6/2020	1/6/2020	(4)	131,250	168,750	$43.35	1/5/2030	—	$-
	1/6/2020	1/6/2020	(5)	—	—	—	1/5/2030	33,750	$475,875
	2/24/2021	3/1/2021	(4)	—	164,000	$53.01	2/23/2031	—	$-
	2/24/2021	3/6/2021	(5)			—	2/23/2031	82,000	$1,156,200

Christine L. Chung	7/8/2014	3/1/2013	(4)	3,702	—	$14.575	3/18/2024	—	$-
	7/8/2014	3/1/2013	(4)	375	—	$14.575	3/18/2024	—	$-
	11/13/2014	3/1/2014	(4)	3,897	—	$18.00	11/12/2024	—	$-
	11/13/2014	3/1/2014	(4)	1,000	—	$18.00	11/12/2024	—	$-
	3/4/2015	3/1/2015	(4)	4,130	—	$29.66	3/3/2025	—	$-
	2/22/2016	3/1/2016	(4)	25,000	—	$19.39	2/21/2026	—	$-
	3/8/2017	3/1/2017	(4)	34,719	—	$25.40	3/7/2027	—	$-
	3/14/2018	3/1/2018	(4)	41,188	2,812	$53.75	3/13/2028	—	$-
	3/14/2018	3/6/2018	(5)	—	—	$-	3/13/2028	1,875	$26,438
	2/5/2019	3/1/2019	(4)	27,500	12,500	$57.33	2/4/2029	—	$-
	2/5/2019	3/6/2019	(5)	—	—	$-	2/4/2029	7,500	$105,750
	3/17/2020	3/1/2020	(4)	28,985	37,265	$26.41	3/16/2030	—	$-
	3/17/2020	3/6/2020	(5)	—	—	$-	3/16/2030	22,500	$317,250
	2/24/2021	3/1/2021	(4)	—	41,700	$53.01	2/23/2031	—	$-
	2/24/2021	3/6/2021	(5)	—	—	$-	2/23/2031	21,700	$305,970
	10/4/2021		(6)	—	32,360	$9.93	10/3/2031	—	$-
	10/4/2021		(6)	—	—	$-	10/3/2031	54,170	$763,797

Pat Cotroneo	3/4/2015	3/1/2015	(4)	4,618	—	$29.66	3/3/2025	—	$-
	3/8/2017	3/1/2017	(4)	41,579	—	$25.40	3/7/2027	—	$-
	3/14/2018	3/1/2018	(4)	35,625	2,375	$53.75	3/13/2028	—	$-
	3/14/2018	3/6/2018	(5)	—	—	$-	3/13/2028	1,750	$24,675
	2/5/2019	3/1/2019	(4)	35,613	16,187	$57.33	2/4/2029	—	$-
	2/5/2019	3/6/2019	(5)	—	—	$-	2/4/2029	9,719	$137,038
	3/17/2020	3/1/2020	(4)	28,985	37,265	$26.41	3/16/2030	—	$-
	3/17/2020	3/6/2020	(5)	—	—	$-	3/16/2030	22,500	$317,250
	2/24/2021	3/1/2021	(4)	—	41,700	$53.01	2/23/2031	—	$-
	2/24/2021	3/6/2021	(5)	—	—	$-	2/23/2031	21,700	$305,970

Mark Eisner, M.D., M.P.H.	12/1/2020	12/1/2020	(4)	20,000	60,000	$41.25	11/30/2030	—	$-
	12/1/2020	12/1/2020	(5)	—	—	$-	11/30/2030	26,250	$370,125
	10/4/2021		(6)	—	44,250	$-	10/3/2031	—	$-
	10/4/2021		(6)	—	—	$-	10/3/2031	74,520	$1,505,732

Juan Graham	9/7/2021	9/7/2021	(4)	—	196,000	$12.41	9/6/2031	—	$-
	9/7/2021	9/7/2021	(5)	—	—	$-	9/6/2031	35,000	$493,500

Elias Kouchakji, M.D.	3/4/2015	3/1/2015	(4)	31,632	—	$29.66	3/3/2025	—	$-
	2/22/2016	3/1/2016	(4)	17,499	—	$19.39	2/21/2026	—	$-
	3/8/2017	3/1/2017	(4)	60,000	—	$25.40	3/7/2027	—	$-
	3/14/2018	3/1/2018	(4)	31,500	—	$53.75	3/13/2028	—	$-
	2/5/2019	3/1/2019	(4)	24,840	—	$57.33	2/4/2029	—	$-
	3/17/2020	3/1/2020	(4)	15,625	—	$26.41	3/16/2030	—	$-

Thane Wettig	6/22/2020	6/22/2020	(4)	33,750	56,250	$42.08	6/21/2030	—	$-
	6/22/2020	6/22/2020	(5)	—	—	$-	6/21/2030	18,750	$264,375
	2/24/2021	3/1/2021	(4)	—	32,100	$53.01	2/23/2031	—	$-
	2/24/2021	3/6/2021	(5)	—	—	$-	2/23/2031	16,500	$232,650

(1)

All of the outstanding equity awards granted prior to November 13, 2014 were granted under our 2005 Plan. The outstanding equity awards granted on and after November 13, 2014 were granted under our 2014 Plan.

(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by the Board.
(3)

This column represents the market value of the shares of our common stock underlying the RSU awards as of December 31, 2021, based on the closing price of our common stock, as reported on Nasdaq, of $14.10 per share on December 31, 2021.

(4)

Twenty-five percent of the shares of common stock subject to the stock option vest on the first anniversary of the vesting commencement date, and the remainder vests in equal amounts quarterly thereafter for the following three years.

(5)

Twenty-five percent of the units underlying the RSU awards vest on the first anniversary of the vesting commencement date and the remainder vests in equal amounts quarterly thereafter for the following three years.

(6)

The equity awards granted on October 4, 2021 are retention awards granted in the form of both stock options and RSUs which may be settled in shares of our common stock, with 25% of the RSU awards vesting on each of December 31, 2021, March 31, 2022, September 30, 2022, and March 31, 2023, and 50% of the shares subject to the stock options vesting on each September 30, 2022 and March 31, 2023, for each of Dr. Eisner and Ms. Chung.

Change in Control Arrangements

Our named executive officers are party to a change in control severance agreement, the terms of which were established in 2014, and subsequently amended by superseding agreements in 2016 and 2019, in each case after consultation with Compensia, our compensation committee’s compensation consultant and review of compensation peer group data. Each agreement has a three-year term. Under the terms of the change in control severance agreements, if a named executive officer’s employment is terminated by us without “cause” and other than due to death or disability or he or she resigns for “good reason,” in either case, in connection with or within 12 months following the effective date of a change in control of the Company (“CIC Termination”), or if an executive officer’s employment is terminated by us without “cause” and other than due to death or disability outside the foregoing circumstances (“Ordinary Course Termination”) or within 12 months following the commencement of service of the new Chief Executive Officer, (“Termination During 12 Months After CEO Change”), he or she will be entitled to receive the severance payments and benefits set forth below, subject to his or her timely execution (and non-revocation) of a release of claims in our favor within 60 days following the date of such termination of employment. The amendments approved in 2019 were implemented to make the severance payments more consistent with market practices, particularly with respect to the inclusion of severance upon an Ordinary Course Termination and inclusion of the target bonus as part of the severance payment, and to promote stability and retention among our named executive officers at this critical time for the Company after the passing of our founder, and former CEO and Chairperson, Mr. Neff, by providing severance and limited equity vesting acceleration upon a Termination During 12 Months After CEO Change. These amended agreements also added the three-year term described above.

CIC Termination

•

a cash severance payment equal to either 24 or 18 months of his or her base salary then in effect (with the applicable multiplier varying depending on the executive officer (24 in the case of our CEO and 18 in the case of our other named executive officers));

•

a cash severance payment equal to either 1.5 or 1 times the executive officer’s then current target bonus (with the applicable multiplier varying depending on the executive officer (1.5 in the case of our CEO and 1 in the case of our other named executive officers));

•

subject to his or her timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or another state law equivalent (“COBRA”), payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to either 18 or 12 months following the date of his or her termination of employment (18 in the case of our CEO and 12 in the case of our other executive officers); and

•

all outstanding equity awards, including all outstanding stock options and RSU awards, held by him or her will become fully vested and exercisable as of a date immediately prior to the date of his or her termination of employment.

Ordinary Course Termination

•	a cash severance payment equal to either 18 or 12 months of his or her base salary then in effect (18 in the case of our CEO and 12 in the case of our other named executive officers); and
•

subject to his or her timely election of continuation coverage under COBRA, payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to either 18 or 12 months following the date of his or her termination of employment (18 in the case of our CEO and 12 in the case of our other named executive officers).

Termination During 12 Months After CEO Change (not applicable to the CEO’s agreement)

•	a cash severance payment equal to 12 months of his or her base salary then in effect;
•

a cash severance payment equal to a pro rata portion of the named executive officer’s then current target bonus (based on the number of days during the year in which the termination of employment occurred that the named executive officer was employed with the Company);

•

subject to his or her timely election of continuation coverage COBRA, payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to 12 months following the date of his or her termination of employment; and

•

all outstanding equity awards, including stock options and RSU awards, held by him or her will become fully vested and exercisable as of a date immediately prior to the date of his or her termination of employment with respect to the portion of the shares subject thereto that would have vested during the 12-month period following his or her termination of employment.

Notwithstanding the foregoing, to the extent that a named executive officer would be entitled to a greater level of severance payments and benefits under the terms and conditions of a severance plan or policy provided by us or our successor to our other employees being terminated in connection with or within 12 months following a change in control of the Company but for the existence of the change in control severance agreement, he or she will be entitled to receive the greater of the severance payments and benefits provided under such plan or policy or the change in control severance agreement.

In addition, to the extent that any payment or benefit that an executive officer would receive under the change in control severance agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code  and such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will either be provided to him or her in full, or reduced to such lesser amount that would result in no portion of such payments or benefits being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in his or her receipt, on an after-tax basis, of the greatest amount of such payments and benefits. We do not provide any tax reimbursements or “gross-ups” on any severance or change in control payments or benefits and have no such arrangements in place with any of our executive officers, including any of our named executive officers.

For purposes of the change in control severance agreement, “cause” for termination of a named executive officer’s employment will exist if an executive officer is terminated for any of the following reasons: (1) the executive officer’s willful failure substantially to perform his or her duties and responsibilities to us or a deliberate violation of our policies; (2) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by the executive officer of any of our proprietary information or trade secrets of or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the change in control severance agreement, “good reason” generally means the existence of any of the following conditions without the named executive officer’s written consent: (1) a material reduction in job duties or responsibilities inconsistent with the executive officer’s position with us (provided, that any such reduction or change after a change in control will not constitute good reason if the executive officer retains reasonably comparable duties and responsibilities with respect to our business within the successor entity following a change in control); (2) a reduction of the executive officer’s then current base salary or target bonus; (3) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 40 miles as compared to the executive officer’s principal place of employment prior to such relocation; (4) any material breach by us of the change in control severance agreement or any other written agreement between us and the executive officer; or (5) the failure by any successor to us to assume the change in control severance agreement and any obligations thereunder.

In order to resign for good reason, a named executive officer must give written notice to us of the event forming the basis of the termination for good reason within 60 days after the date on which we give written notice to the executive officer of our decision to take any action set forth above, we must fail to cure such condition within 30 days after receipt of the executive officer’s written notice and the executive officer must terminate his or her employment within 30 days following the expiration of the cure period.

Each of our named executive officers also holds stock options under our 2005 Plan and/or the 2014 Plan that will accelerate in full in the event his or her employment is terminated by us without “cause” following a “Change in Control” of the Company or if he or she incurs a “constructive termination” of employment within 12 months following a Change in Control of the Company (as each such term is defined in the applicable stock option agreement). In addition, any stock options granted under our 2014 Plan that are not assumed, continued, or otherwise substituted for in the transaction will vest and become exercisable in full immediately prior to the closing of such transaction.

For purposes of the standard form of stock option agreement under the 2005 Plan, “cause” generally means: (1) a commission of a felony related to us or our business or any crime involving fraud or moral turpitude; (2) the attempted commission of, or participation in, a fraud against us; (3) the unauthorized use or disclosure of our confidential information or trade secrets; or (4) the participant’s willful failure to substantially perform his or her duties and responsibilities owed to us. For purposes of the standard form of stock option agreement under the 2005 Plan, “constructive termination” generally means (1) a substantial reduction in the participant’s duties or responsibilities in effect immediately prior to the effective time of a change in control; (2) a material reduction in a participant’s annual base salary as in effect on the closing date of the change in control or as increased thereafter; (3) any failure by us to continue in effect any benefit plan or program in which the participant was participating immediately prior to the effective time of a change in control or the taking of any action by us that would adversely affect a participant’s participation in or reduce benefits under any such plans or programs (provided, that a constructive termination will not be deemed to have occurred if we provide for the participation in benefit plans and programs that, taken as a whole, are comparable to those that were provided immediately prior to the change in control); (4) a relocation of the participant’s business office to a location more than 50 miles from the location at which the participant performed his or her duties as of the effective time of the change in control; or (5) a material breach by us of any provision of any material agreement between the participant and us concerning the terms and conditions of the participant’s employment.

The change in control form of stock option grant notice and agreement under the 2014 Plan provides that in the event of a change in control of the Company (as defined in the 2014 Plan): (1) if at the time of the change in control, a participant’s outstanding option is assumed, continued or otherwise substituted in the change in control transaction and the participant’s employment is involuntarily terminated by us or our successor corporation without cause or due to a constructive termination within 12 months following the closing of such change in control transaction, the vesting and exercisability of the unvested portion of the participant’s option will accelerate in full on the date of such termination, and/or (2) if a participant’s outstanding option is not assumed, continued or otherwise substituted in the change in control transaction, the unvested portion of the participant’s option will vest and become exercisable as of immediately prior to the closing of the change in control transaction.

Estimated Change in Control and Severance Benefits

The following charts present the approximate amount of the payments and benefits to which each of our named executive officers would have been entitled had his or her employment terminated under the circumstances described in the preceding paragraphs on December 31, 2021.

The amounts in the following tables assume that our named executive officers terminated employment effective December 31, 2021 pursuant to the indicated events. The closing price of our common stock on December 31, 2021 was $14.10 per share. These amounts are in addition to payments and benefits generally available to our employees upon termination of employment, such as distributions from our Section 401(k) plan and payout of accrued vacation.

CIC Termination

Named Executive Officer	Event	Cash Severance ($)	Target Bonus ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)	Total ($)(2)
Enrique Conterno	CIC Termination	$1,650,000	$928,125	$72,107	$1,634,390	$4,284,622
Christine L. Chung	CIC Termination	$735,000	$245,000	$72,107	$1,787,055	$2,839,162
Pat Cotroneo	CIC Termination	$772,500	$257,500	$50,922	$786,046	$1,866,968
Mark Eisner, M.D., M.P.H.	CIC Termination	$900,000	$300,000	$72,107	$1,788,439	$3,060,546
Juan Graham	CIC Termination	$855,000	$285,000	$72,107	$3,261,720	$4,473,827
Elias Kouchakji, M.D.	CIC Termination	$-	$-	$-	$-	$-
Thane Wettig	CIC Termination	$765,000	$255,000	$-	$497,730	$1,517,730

 Ordinary Course Termination

Named Executive Officer	Event	Cash Severance ($)	Target Bonus ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)	Total ($)(2)
Enrique Conterno	Ordinary Course Termination	$1,237,500	$-	$72,107	$-	$1,309,607
Christine L. Chung	Ordinary Course Termination	$490,000	$-	$48,071	$-	$538,071
Pat Cotroneo	Ordinary Course Termination	$515,000	$-	$33,948	$-	$548,948
Mark Eisner, M.D., M.P.H.	Ordinary Course Termination	$600,000	$-	$48,071	$-	$648,071
Juan Graham	Ordinary Course Termination	$570,000	$-	$48,071	$-	$618,071
Elias Kouchakji, M.D.	Ordinary Course Termination	$-	$-	$-	$-	$-
Thane Wettig	Ordinary Course Termination	$510,000	$-	$-	$-	$510,000

Termination During 12 Months After CEO Change (not applicable to our CEO’s agreement)

Named Executive Officer (3)	Event	Cash Severance ($)	Target Bonus ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)	Total ($)(2)
Christine L. Chung	Termination After CEO Change	$490,000	$245,000	$48,071	$1,787,055	$2,570,126
Pat Cotroneo	Termination After CEO Change	$515,000	$257,500	$33,948	$1,702,356	$2,508,804

(1)

Under a CIC Termination, continuing coverage is available to each named executive officer for up to 18 months. Under an Ordinary Course Termination, continuing coverage is available for up to 18 months to our CEO and for up to 12 months for all other named executive officers. Under a Termination During 12 Months After CEO Change, continuing coverage is available to each named executive officer for up to 12 months.

(2)

Total does not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2021, such as vested stock options. Total also does not include amounts the named executive officer was eligible to receive under our 2021 Bonus Plan with respect to 2021 performance.

(3)	Change in control provisions under a Termination During 12 Months After CEO Change do not apply to Dr. Eisner, Mr. Graham or Mr. Wettig who were hired after Mr. Conterno’s hiring as our CEO.

CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees (other than our CEO) and the annual total compensation of our CEO, Mr. Conterno.

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all our employees was $174,414; and
•	the total compensation of our CEO was $10,385,103.

Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 59.54 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

•

In determining our employee population, we considered the individuals who were employed by us and our consolidated subsidiaries on December 31, 2021, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population;

•

To identify our median employee, we chose to use a consistently applied compensation measure, which we selected as the aggregate of the annual base salary and actual annual bonus paid for the 12-month period from January 1, 2021 through December 31, 2021; and

•

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on December 31, 2021. For permanent employees hired during 2021, or who took leave, we annualized their salary or base pay as if they had been employed for the entire measurement period for determination of their salary, and used the actual amount of bonus paid. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2021 Summary Compensation Table as set forth in this proxy statement. Based on this methodology, the total compensation for our CEO in 2021 was $10,385,103.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide the Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the extent permissible under applicable law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In April 2021, three putative securities class action complaints were filed against FibroGen and certain of its current and former executive officers (collectively, the “Defendants”) in the U.S. District Court for the Northern District of California. The lawsuits allege that Defendants violated the Securities Exchange Act of 1934 by making materially false and misleading statements regarding FibroGen’s Phase 3 clinical studies data and prospects for FDA approval between November 2019 and December 2020. Plaintiffs seek to represent a class of persons or entities that purchased FibroGen securities between November 8, 2019 and April 6, 2021. In May 2021, two additional putative securities class action complaints were filed against Defendants alleging the same claims. One of the lawsuits alleges that Defendants made materially false and misleading statements between October 2017 and December 2020 and seeks to represent a class of persons or entities that purchased FibroGen securities between October 18, 2017 and April 6, 2021. The other lawsuit alleges that Defendants made materially false and misleading statements between December 2018 and February 2020 and seeks to represent a class of persons or entities that purchased FibroGen securities between December 20, 2018 and April 6, 2021. All plaintiffs seek unspecified monetary damages and other relief. On August 30, 2021, the Court consolidated the actions and appointed a group of lead plaintiffs. Plaintiffs filed their consolidated amended complaint on October 29, 2021 and a corrected consolidated amended complaint on November 19, 2021 (the “Complaint”). The Complaint alleges false and misleading statements between December 2018 and June 2021 and seeks to represent a class of persons or entities that purchased FibroGen securities between December 20, 2018 and July 15, 2021.

On July 30, 2021, a purported shareholder derivative complaint was filed in the U.S. District Court for the Northern District of California. The complaint names as defendants ten of FibroGen’s current and former officers and directors, as well as FibroGen as nominal defendant, and asserts state and federal claims based on some of the same alleged misstatements as the securities class action complaint. The complaint seeks unspecified damages, attorneys’ fees, and other costs. The parties have agreed to stay the action pending resolution of a forthcoming motion to dismiss the securities class action. On December 27, 2021, a second purported shareholder derivative complaint was filed in the U.S. District Court for the District of Delaware. The complaint names seventeen of FibroGen’s current and former officers and directors as defendants, as well as FibroGen as nominal defendant, and asserts state and federal claims based on some of the same alleged misstatements as the securities class action complaint, as well as allegations of insider trading against certain defendants. The complaint seeks unspecified damages, attorneys’ fees, and other costs. Defendants have not been served in the second action.

The Company believes that the claims are without merit and it intends to vigorously defend against them. However, any litigation is inherently uncertain, and may lead to significant indemnification of our directors and officers.

Exchange Act Rule 10b5-1 Plans

From time to time, our executive officers and the non-employee members of the Board may be parties to individual Exchange Act Rule 10b5-1 trading plans pursuant to which shares of our common stock will be sold for their account from time to time in accordance with the provisions of the plans without any further action or involvement by the executive officers. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our Insider Trading Policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	11,271,386	(3)	$34.84	1,592,781	(4)(5)(6)

(1)

All of our equity compensation plans have been approved by security holders. The equity compensation plans are described in Note 10 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The weighted-average exercise price does not take into account the shares subject to outstanding RSUs, which have no exercise price.
(3)

As of December 31, 2021, there were: (i) 542,208 shares of common stock subject to outstanding stock options under the 2005 Plan; (ii) 8,424,815 shares of common stock subject to outstanding stock options under the 2014 Plan; and (iii) 2,304,363 shares of common stock payable upon the vesting of outstanding RSU awards under the 2014 Plan.

(4)

Includes 10,252,944 and 5,699,837 shares of common stock available for issuance under the 2014 Plan and our 2014 Employee Stock Purchase Plan, respectively, as of December 31, 2021. No shares are available for issuance under the 2005 Plan. Shares under the 2005 Plan that expire, terminate or are forfeited prior to exercise or settlement automatically become available for issuance under the 2014 Plan.

(5)

The number of shares reserved for issuance under the 2014 Plan will increase January 1 of each year commencing on January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the Board.

(6)

The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan will increase January 1 of each year commencing January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase; (ii) 1,200,000 shares; or (iii) such number of shares as may be determined by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2022, unless otherwise indicated, for:

•	each of our named executive officers;
•	each of our directors and nominees for director;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under stock options or RSU awards that are exercisable or released, respectively, within 60 days after January 31, 2022 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or RSU awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownerships is based on 93,001,968 shares of common stock outstanding as of January 31, 2022, adjusted as required by rules promulgated by the SEC.

This table is based upon information supplied by officers, directors, principal stockholders, and Schedules 13G filed with the SEC, which information may not be accurate as of January 31, 2022. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158.

Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percent
Greater Than 5% Stockholders:
Astellas Pharma Inc.	4,968,367	5.34%
5-1 Nihonbashi-Honcho 2-chome, Chuo-ku Tokyo 103-8411 Japan
BlackRock, Inc. (1)	6,645,542	7.15%
55 East 52nd Street, New York, NY 10055
First Trust Advisors L.P. (2)	5,317,613	5.72%
120 E. Liberty Drive, Suite 400, Wheaton, IL 60187
Point72 Asset Management, L.P. (3)	4,666,107	5.02%

PRIMECAP Management Company (4)	12,989,123	13.97%
177 East Colorado Blvd., 11th Floor, Pasadena, CA 91105
The Vanguard Group (5)	9,385,189	10.09%
100 Vanguard Blvd., Malvern, PA 19355
Named Executive Officers and Directors:
Enrique Conterno (6)	260,004	*
Christine L. Chung (7)	331,452	*
Pat Cotroneo (8)	388,919	*
Mark Eisner, M.D., M.P.H. (9)	61,817	*
Juan Graham (10)	1,400	*
Thane Wettig (11)	65,832	*
James A. Schoeneck (12)	186,972	*
Suzanne Blaug (13)	34,395	*
Aoife Brennan, M.B., B.Ch. (14)	15,610	*
Benjamin F. Cravatt, Ph.D. (15)	15,610	*
Jeffrey L. Edwards (16)	77,868	*
Jeffrey W. Henderson (17)	80,596	*
Maykin Ho, Ph.D. (18)	40,263	*
Thomas F. Kearns Jr. (19)	329,664	*
Gerald Lema (20)	58,814	*
Rory B. Riggs (21)	1,066,363	1.15%
All executive officers and directors as a group (15 persons) (22)	2,626,660	2.82%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)

This information is based solely on a Schedule 13G/A, as of December 31, 2021, filed with the SEC on February 1, 2022. BlackRock, Inc. reported sole voting power with respect to 6,529,506 shares of our common stock and sole dispositive power with respect to 6,645,542 shares of our common stock.

(2)

This information is based solely on a Schedule 13G, as of December 31, 2021, filed with the SEC on January 28, 2022. First Trust Advisors, L.P. and affiliated persons reported shared voting power with respect to 5,317,613 shares of our common stock and shared dispositive power with respect to 5,317,613 shares of our common stock.

(3)

This information is based solely on a Schedule 13G, as of January 31, 2022, filed with the SEC on February 10, 2022. Pursuant to an investment management agreement, Point72 Asset Management, L.P. (“Point72 Asset Management”) maintains investment and voting with respect to shares of our common stock held by certain investment funds it manages. Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) maintains investment and voting power with respect to shares of our common stock held by certain investment funds it manages. Steven A. Cohen (“Mr. Cohen”) controls each of Point72 Asset Management, Point72 Capital Advisors, and Cubist Systematic Strategies. Each of (i) Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen reported shared voting power with respect to 4,613,705 shares of our common stock and shared dispositive power with respect to 4,613,705 shares of our common stock, and (ii) Cubist Systematic Strategies and Mr. Cohen reported shared voting power with respect to 52,402 shares of our common stock and shared dispositive power with respect to 52,402 shares of our common stock. The address of the principal business office of (i) Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902, and (ii) Cubist Systematic Strategies is 55 Hudson Yards, New York, NY 10001.

(4)

This information is based solely on a Schedule 13G/A, as of December 31, 2021, filed with the SEC on February 10, 2022. PRIMECAP Management Company reported sole voting power with respect to 11,970,404 shares of our common stock and sole dispositive power with respect to 12,989,123 shares of our common stock.

(5)

This information is based solely on a Schedule 13G/A, as of February 28, 2022, filed with the SEC on March 9, 2022. The Vanguard Group reported shared voting power with respect to 153,209 shares of our common stock, sole dispositive power with respect to 9,159,807 shares of our common stock and shared dispositive power with respect to 225,382 shares of our common stock.

(6)

Mr. Conterno: consists of 27,800 shares held by the E. Conterno Trust, of which Mr. Conterno is the sole trustee. Also includes 191,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 20,500 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022.

(7)

Ms. Chung: includes 191,373 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 24,842 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022.

(8)

Mr. Cotroneo: includes 166,597 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 6,194 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022.

(9)

Dr. Eisner: includes 25,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 20,818 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022.

(10)	Mr. Graham: consists of 1,400 shares held by the Juan Graham, of which Mr. Graham is the sole trustee.
(11)

Mr. Wettig: includes 10,995 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 42,405 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022.

(12)

Mr. Schoeneck: consists of 80,822 shares held by the James A. and Cynthia L. Schoeneck Family Trust, of which Mr. Schoeneck and his wife, Cynthia L. Schoeneck, are joint trustees. Also includes 106,150 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.

(13)	Ms. Blaug: includes 25,047 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(14)	Dr. Brennan: includes 11,696 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(15)	Dr. Cravatt: includes 11,696 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(16)	Mr. Edwards: includes 64,768 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(17)	Mr. Henderson: includes 67,768 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(18)	Dr. Ho: includes 29,008 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.
(19)

Mr. Kearns: consists of (a) 35,064 shares held by Thomas F. Kearns Jr., (b) an aggregate of 110,000 shares held by the Fred Schernecker and Arthur Fox, trustees or their successors in trust, under ETC Stock Trust dated December 11, 2006, of which Mr. Kearns is a trustee and has sole voting and dispositive power, and (c) 100,000 shares held by Go Heels, LLC, a Delaware limited liability company, for which Mr. Kearns is the manager and sole member with sole voting and dispositive power. Also includes 84,600 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.

(20)

Mr. Lema: consists of 16,600 shares held by the G Lema Trust, of which Mr. Lema is the sole trustee. Also includes 42,214 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.

(21)

Mr. Riggs: consists of (a) 371,050 shares held by Rory B. Riggs, (b) 20,000 shares held jointly by Rory B. Riggs and Robin Rhys, and (c) 605,713 shares held by New Ventures I, LLC. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC. Also includes 69,600 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022.

(22)

Includes 930,643 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2022 and 108,565 shares issuable upon settlement of RSUs that will vest within 60 days of January 31, 2022. Mr. Cotroneo is not included in the total number of shares and ownership percent of named executive officers and directors as a group since he ceased being an NEO as of September 7, 2021.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and named executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our named executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2021 our named executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to each of them.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS PROCEDURES

It is our practice to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our audit committee is charged with reviewing and approving or disapproving all related-person transactions, including transactions with more than 5% stockholders of the Company, as required by the Nasdaq rules. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Astellas Collaboration

Astellas is an equity investor in FibroGen, Inc. and considered a related party. During the year ended December 31, 2021, we recorded revenue related to collaboration agreements with Astellas of $130.4 million, and drug product revenue from Astellas of $3.2 million. During the year ended December 31, 2021, we recorded expense related to collaboration agreements with Astellas of $0.2 million.

Other Transactions

We have entered into offer letter agreements with our named executive officers. For more information regarding these agreements, see the information included under the caption “Executive Compensation—Offer Letter Agreements for At-Will Employment.”

We have granted stock options to our named executive officers and our directors. For a description of these options, see the information under the caption “Director Compensation” and “Executive Compensation”.

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide the Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or FibroGen. Direct your written request to: Investor Relations, FibroGen, Inc., 409 Illinois Street, San Francisco California, 94158 or contact Investor Relations at 415-978-1200. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, FibroGen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael Lowenstein

Chief Legal Officer

April 28, 2022

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco California, 94158.

FIBROGEN, INC. 409 ILLINOIS STREET SAN FRANCISCO, CA 94158    VOTE ONLINE Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the website and then follow the instructions to cast your vote. During The Meeting - Go to www.virtualshareholdermeeting.com/FGEN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions on your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions to cast your vote. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive it by June 15, 2022 for your vote to be counted. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the environmental impact of and the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via email or access them online. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY   D78993-P68627 FIBROGEN, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Class II Directors to hold office until the 2025 Annual Meeting of Stockholders Nominees: 1a. Suzanne Blaug 1b. Benjamin F. Cravatt, Ph.D. 1c. Jeffrey L. Edwards 2. To approve, on an advisory basis, the compensation of FibroGen’s named executive officers, as disclosed in the proxy statement. 3. To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of FibroGen for the year ending December 31, 2022. 4. To conduct any other business properly brought before the meeting. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. When signing as joint owners, all owners must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.   Withhold For   For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date (Company Logo)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D78994-P68627 ANNUAL MEETING OF STOCKHOLDERS June 16, 2022 8:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Enrique Conterno and Michael Lowenstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FibroGen, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Pacific Time on June 16, 2022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE (Company Logo)